Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT
between
GILA RIVER POWER LLC
(Seller)
and
TUCSON ELECTRIC POWER COMPANY and UNS ELECTRIC, INC.
(collectively, Buyers)

Dated as of December 23, 2013

Page

ARTICLE 1	DEFINITIONS	3
1.1	Certain Defined Terms	3
1.2	Index of Other Defined Terms	15
1.3	Certain Interpretive Matters	17
1.4	Intention Regarding Classification	17
ARTICLE 2	BASIC TRANSACTIONS	17
2.1	Transferred Assets	17
2.2	Excluded Assets	18
2.3	Assumed Liabilities	20
2.4	Excluded Liabilities	20
2.5	Purchase Price	22
2.6	Prorations	22
2.7	Interim Operational Adjustments	23
2.8	Deposit or Letter of Credit	24
2.9	Estimated Closing Statement	25
2.10	Post-Closing Statement	26
2.11	Independent Accountant	26
2.12	Purchase Price Allocation	28
2.13	Several Liability of Buyers	29
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	29
3.1	Formation and Limited Liability Company Power	29
3.2	Binding Obligations of Seller	29
3.3	No Breach or Conflict	30
3.4	Approvals	30
3.5	Licenses	31
3.6	Compliance with Law	31
3.7	Environmental Matters	32
3.8	Transferred Assets	32
3.9	Assigned Contracts	34
3.10	Litigation and Condemnation Proceedings	34

i

(continued)
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3.11	Condition of Transferred Assets	34
3.12	Tax Matters	35
3.13	Labor and Employment Matters	35
3.14	Intellectual Property Rights	36
3.15	Brokers	36
3.16	Seller and GBOC’s Organizational Documents	36
3.17	Insurance	36
3.18	Absence of Certain Changes	37
3.19	Pension Plans	37
3.20	Seller Not a “Foreign Person	37
3.21	Background Materials	37
3.22	Non-Disclosure	38
3.23	Undisclosed Liabilities	38
3.24	Water	38
3.25	Solvency	38
3.26	“As Is” Sale	38
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYERS	39
4.1	Organization and Power	39
4.2	Binding Obligations of Buyers	39
4.3	No Breach or Conflict	39
4.4	Approvals and Buyer’s Required Regulatory Approvals	40
4.5	Litigation	40
4.6	Brokers	40
4.7	Opportunity for Independent Investigation	40
4.8	Financial Resources	40
ARTICLE 5	COVENANTS OF SELLER AND BUYERS	41
5.1	Efforts to Close	41
5.2	Expenses	42
5.3	Major Subdivision Approval; Surveys; Title Insurance	42
5.4	Third Party Intellectual Property	45

ii

(continued)
Page

5.5	HSR Act Filings	45
5.6	FERC Transaction Authorization	46
5.7	Tax Matters	46
5.8	WARN Act	47
5.9	Post-Closing Delivery and Retention of Records	48
5.10	Post-Closing Cooperation	48
5.11	Confidentiality	48
5.12	Complete Disclosure	51
5.13	Failure to Obtain Consent	51
5.14	Encumbrances	52
5.15	Bulk Sales Laws	53
5.16	Risk of Loss	53
5.17	Closing Agreements	54
ARTICLE 6	ADDITIONAL COVENANTS OF SELLER	54
6.1	Access and Information	54
6.3	Insurance	58
6.4	Insurance Claims	58
6.5	Notice of Certain Events	59
6.6	Representations and Warranties	60
6.7	Non-Solicitation	60
6.8	Financial Representations	61
6.9	Seller Credit Support	61
6.10	Schedule Update	62
ARTICLE 7	ADDITIONAL COVENANTS OF BUYERS	62
7.1	Resale Certificate	62
7.2	Conduct Pending Closing	62
ARTICLE 8	CONDITIONS TO CLOSING	63
8.1	Termination of Agreement	63
8.2	Representations and Warranties	63
8.3	Performance by Buyers and Seller	63

iii

(continued)
Page

8.4	Licenses, Approvals, Buyers’ Required Regulatory Approvals	63
8.5	No Restraint	64
8.6	Title Insurance	64
8.7	Closing Agreements	64
8.8	Material Adverse Effect	64
8.9	Credit Facility Release Documentation	64
8.10	Seller’s Closing Certificate	64
8.11	Buyers’ Closing Certificate	65
8.12.	Major Subdivision Approval	65
8.13.	Second Amended and Restated Ownership Agreement	65
8.14.	Other FERC Approvals	65
ARTICLE 9	CLOSING	65
9.1	Closing	65
9.2	Jointly Executed Closing Agreements	66
9.3	Buyers’ Executed Closing Agreements	67
9.4	Seller’s Executed Closing Agreements	67
ARTICLE 10	TERMINATION	68
10.1	Termination	68
10.2	Effect of Termination	70
ARTICLE 11	SURVIVAL AND INDEMNIFICATION	70
11.1	Survival	70
11.2	Indemnity by Seller	71
11.3	Indemnity by Buyers	71
11.4	Further Qualifications Respecting Indemnification	72
11.5	Procedures Respecting Third Party Claims	73
11.6	Purchase Price Adjustment	74
11.7	Exclusive Remedy	74
ARTICLE 12	GENERAL PROVISIONS	75
12.1	Notices	75
12.2	Successors and Assigns	76

iv

(continued)
Page

12.3	Counterparts	76
12.4	Captions and Paragraph Headings	76
12.5	Entirety of Agreement; Amendments	76
12.6	Construction	77
12.7	Waiver	77
12.8	Waiver of Jury Trial	77
12.9	Governing Law	77
12.10	No Partnership	78
12.11	Severability	78
12.12	Time of the Essence	78
12.12	Specific Performance	78
12.13	No Director or Affiliate Liability	78
12.14	Limitations on Damages	79
12.15	Online Data Room	79

v

Schedules

Schedule 1.1(a)	Persons Whose Knowledge is Imputed to Seller
Schedule 1.1(b)	Persons Whose Knowledge is Imputed to Buyers
Schedule 2.2(h)(vii)	Certain Seller Excluded Assets
Schedule 2.2(h)(viii)	Certain Pending Proceedings
Schedule 3.4(a)	Seller Approvals
Schedule 3.4(b)	Seller Required Licenses
Schedule 3.5(a)	Seller Licenses
Schedule 3.5(b)	Transferred Licenses
Schedule 3.6	Compliance with Laws
Schedule 3.7(a)	Seller’s Environmental Reports
Schedule 3.7(c)	Environmental Matters
Schedule 3.8(b)	Encumbrances
Schedule 3.8(d)	Pipeline Easements
Schedule 3.9	Assigned Contracts
Schedule 3.11	Condition of Transferred Assets
Schedule 3.12	Tax Matters
Schedule 3.13	Labor Matters
Schedule 3.14	Intellectual Property
Schedule 3.17	Insurance (Transferred Assets)
Schedule 3.18	Certain Changes
Schedule 4.4(a)	Buyers’ Approvals
Schedule 4.4(b)	Buyers’ Required Regulatory Approvals
Schedule 6.3	Seller Insurance

List of Appendices

Appendix A	Power Block 3
Appendix B	Common Facilities
Appendix C	Other Power Blocks
Appendix D	Power Block 3 Site
Appendix E	Permitted Encumbrances
Appendix F	Scheduled Capital Projects
Appendix G	Performance Test, Performance Guarantee Thresholds and Minimum Performance Thresholds
Appendix G-1	Performance Test Procedures
Appendix H	Scheduled Maintenance Projects

List of Exhibits

Exhibit A	Sample Closing Statement
Exhibit B	Buyers’ O&M Agreement and Addendum
Exhibit C	Amended and Restated Reciprocal Easement Agreement
Exhibit D	Seller’s Closing Certificate
Exhibit E	Buyers’ Closing Certificate
Exhibit F	Bill of Sale and Assignment
Exhibit G	Amendment to Seller’s O&M Agreement
Exhibit H	Special Warranty Deed
Exhibit I	Second Amended and Restated Ownership Agreement
Exhibit J	GBOC LLC Agreement Joinder
Exhibit K	Escrow Agreement
Exhibit L	Letter of Credit

ASSET PURCHASE AND SALE AGREEMENT
This Asset Purchase and Sale Agreement (this “Agreement”) is made and entered into as of the 23rd day of December, 2013 (the “Effective Date”), by and between GILA RIVER POWER LLC, a limited liability company organized and existing pursuant to the laws of the State of Delaware (“Seller”), and TUCSON ELECTRIC POWER COMPANY (“TEP”), a corporation organized and existing pursuant to the laws of the State of Arizona, and UNS ELECTRIC, INC. (“UNSE”), a corporation organized and existing pursuant to the laws of the State of Arizona (TEP and UNSE are individually a “Buyer” and collectively the “Buyers”). Seller and Buyers are hereinafter referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns 100% of Power Blocks 3 and 4 (as defined herein) and a 50% undivided interest in the Common Facilities and Common Property (each as defined herein) (based upon the aggregate 100% interest collectively owned on the Effective Date by Sundevil (as defined herein) and Seller) at the Gila River Power Station (as defined herein);
WHEREAS, Sundevil Power Holdings, LLC, a limited liability company organized and existing pursuant to the laws of the State of Delaware (“Sundevil”), owns 100% of Power Blocks 1 and 2 (as defined herein), and a 50% undivided interest in the Common Facilities and Common Property (based upon the aggregate 100% interest collectively owned on the Effective Date by Sundevil and Seller) at the Gila River Power Station;
WHEREAS, Seller and Sundevil are parties to that certain Amended and Restated Ownership Agreement dated as of July 8, 2011 (the “Amended and Restated Ownership Agreement”), which agreement sets forth the terms and conditions governing the ownership of Seller and Sundevil’s respective undivided ownership interest in the Common Facilities and the Common Property, the operation and maintenance of the Common Facilities and any future generation located at the Gila River Power Station;
WHEREAS, TEP issued a Request for Proposals for Power Plant Purchase on May 10, 2013 (the “RFP”), in response to which Seller provided a proposal to TEP dated June 26, 2013 for the sale of 100% of Power Block 3, and a 25% undivided interest in the Common Facilities and Common Property (based upon the aggregate 100% interest collectively owned on the Effective Date by Sundevil and Seller), and certain other items (“Seller’s Proposal”);
WHEREAS, Seller and TEP entered into an exclusivity agreement on September 4, 2013 with respect to Seller’s Proposal (as amended, the “Exclusivity Agreement”);

WHEREAS, TEP has determined that it initially does not require all of the output that can be generated by Power Block 3, but that TEP and UNSE collectively can utilize all of such output, and proposed to Seller that each of TEP and UNSE acquire an undivided interest in the assets included in Seller’s Proposal;
WHEREAS, Buyers desire to purchase and acquire their respective undivided interests (as set forth herein) in (a) Power Block 3, including a 100% fee interest in the Power Block 3 Site, (b) a 25% undivided interest in the Common Facilities and Common Property (based upon the aggregate 100% interest collectively owned on the Effective Date by Sundevil and Seller), (c) an easement over all real property underlying Power Blocks 1, 2 and 4; (e) a 25% limited liability company interest in Gila Bend Operations Co., LLC (“GBOC”) in the form of one (1) LLC Unit (as defined herein), and (f) certain of Seller’s contractual rights and interests related to the aforementioned items as further set forth herein, and Seller desires to sell such assets, properties, equipment and contractual rights to Buyers;
WHEREAS, as a condition and inducement to Buyers’ and Seller’s willingness to enter into this Agreement, Buyers and Seller desire, subject to Sundevil’s agreement, to amend and restate the Amended and Restated Ownership Agreement in its entirety by entering into at Closing (as defined herein) a Second Amended and Restated Ownership Agreement in form and substance agreeable to Buyers, Seller and Sundevil (the “Second Amended and Restated Ownership Agreement”) to set forth the rights and obligations of Buyers, Seller and Sundevil with respect to those assets and systems common to and required for the current and future operation of or generation at the existing Gila River Power Station;
WHEREAS, Seller and GBOC are parties to that certain Operation and Maintenance Agreement for the Gila River Power Station, dated as of March 1, 2012 (the “Seller O&M Agreement”), pursuant to which GBOC operates and maintains Power Blocks 3 and 4 and the Seller’s interest in the Common Facilities;
WHEREAS, as a condition and inducement to Buyers’ and Seller’s willingness to enter into this Agreement, Buyers desire to enter into an operation and maintenance agreement with GBOC (the “Buyers O&M Agreement”) pursuant to which GBOC will operate and maintain Power Block 3 and Buyers’ interest in the Common Facilities, subject to the terms and conditions of the Buyers O&M Agreement;
WHEREAS, in connection with the execution of the Buyers O&M Agreement, Seller desires to amend the Seller O&M Agreement with GBOC (the “Seller O&M Agreement Amendment”) to reflect the removal of all references to Power Block 3 from the Seller O&M Agreement from and after Closing;
WHEREAS, each of Seller and Sundevil owns two (2) LLC Units and is a member in GBOC pursuant to that certain Second Amended and Restated Limited Liability Company

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Agreement of Gila Bend Operations Co., LLC, dated as of July 12, 2012 (the “GBOC LLC Agreement”);
WHEREAS, as a condition and inducement to Buyers’ and Seller’s willingness to enter into this Agreement, and to give effect to Buyers’ acquisition from Seller of a 25% limited liability company interest in GBOC, Buyers desire to enter into a Joinder to Operating Agreement with Seller and Sundevil with respect to the GBOC LLC Agreement (the “GBOC LLC Agreement Joinder”) pursuant to which Buyers will become members in GBOC and hold their respective undivided interests (as set forth herein) in one (1) LLC Unit; and
WHEREAS, as a condition and inducement to Buyers’ and Seller’s willingness to enter into this Agreement, Buyers and Seller, subject to Sundevil’s agreement, desire to amend and restate at Closing, as needed, the Reciprocal Easement Agreement between Seller and Sundevil, dated as of November 17, 2010, for the purpose of adding Buyers as parties thereto and granting Buyers an easement over the Other Power Block Sites for access to, and maintenance of, the Common Facilities located within the Other Power Block Sites (as so amended and restated, the “Amended and Restated Reciprocal Easement Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1    Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings specified:
“ACC” means Arizona Corporation Commission.
“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyers or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Transferred Assets.
“Affiliate” of a specified Person means any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether by contract or otherwise. In no event shall Buyers, on the one hand, and Sundevil or Seller, on the other hand, be deemed to be “Affiliates”.
“Agreement” has the meaning specified in the introductory paragraph.

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“Amended and Restated Ownership Agreement” has the meaning specified in the Recitals.
“Amended and Restated Reciprocal Easement Agreement” has the meaning specified in the Recitals.
“Applicable Tax Law” means Section 1060 of the Code.
“Approvals” means notices to, and approvals, consents, authorizations and waivers from, Persons who are not Governmental Authorities, other than Buyers and Seller.
“APS” means Arizona Public Service, an Arizona corporation.
“Assigned Contracts” mean those contracts listed on Schedule 3.9 attached hereto.
“Business Day” means any day other than Saturday, Sunday, or any day on which banks located in the State of Arizona are authorized or obligated to close.
“Buyer” and “Buyers” have the meaning specified in the introductory paragraph.
“Buyers Indemnified Party” and “Buyers Indemnified Parties” have the meanings specified in Section 11.2.
“Buyers O&M Agreement” has the meaning specified in the Recitals.
“Buyers’ Required Regulatory Approvals” means all approvals specified in Schedule 4.4(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Closing” means the consummation of the Transactions.
“Closing Agreements” means all of those agreements listed in Article 9 and any other documents and instruments which are to be executed prior to or at Closing.
“Closing Notice Date” means November 14, 2014.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act, as amended.
“Commercially Reasonable Efforts” means those actions which reasonably skilled, competent, experienced, and prudent owners and operators or buyers and sellers of assets of similar type as the Transferred Assets would consider necessary or appropriate to achieve an intended result and include, to the extent applicable, Prudent Operating Practices, and which do

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not require the performing Party to expend any funds or assume liabilities, in each case that are not customary and reasonable in nature and amount under the circumstances. Unless otherwise expressly provided, Commercially Reasonable Efforts shall be undertaken by a Party at its own expense.
“Common Facilities” means those assets, comprised of personal property, and contractual rights common to, required for or used in the current or future operation and maintenance of all Power Blocks at the Gila River Power Station, all as set forth on Appendix B.

“Common Property” means all real property comprising the Gila River Power Station, excluding the Power Block 3 Site and the Other Power Block Sites.

“Contract” means any written agreement, lease, license, option, guaranty, right-of-way, evidence of indebtedness, mortgage, indenture, security agreement, purchase order, promissory note or other contract.
“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of August 10, 2011, by and among Gila River Energy LLC, a Delaware limited liability company, Seller, Union Bank N.A. (in its capacity as administrative agent for the Lenders (as defined therein), as “Collateral Agent” for the Secured Parties (as defined therein) and as issuer of Letters of Credit (as defined therein)) and certain financial institutions, and all security agreements, financing statements, pledge agreements, mortgages, and all other documents executed in connection therewith, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.
“Credit Facility” means the revolving and term loan facility established by the Credit Agreement.
“Credit Facility Agents” means each Administrative Agent, Collateral Agent (as those terms are defined in the applicable Credit Agreement) and any other agents for perfection and administration, as the case may be, under the Credit Facility.
“Credit Facility Release Documentation” means one or more instruments, consents, waivers or amendments in form and substance reasonably satisfactory to Buyers which (a) effectuate the release of any and all of Credit Facility Agents’ Encumbrances on the Transferred Assets, (b) acknowledge that none of the Credit Facility Agents, effective upon such release, has any Encumbrance over all or any portion of the Transferred Assets (including any right, title, or security interest in or to Power Block 3 or the Buyers’ interest in the Common Facilities or the Common Property), and that such Transferred Assets shall at Closing be transferred to Buyers free and clear of any Encumbrances held by or for the benefit of such Credit Facility Agent and (c) provides that the Amended and Restated Reciprocal Easement Agreement is a permitted Encumbrance under the Credit Agreement.

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“Deed” or “Special Warranty Deed” means that Special Warranty Deed in the form attached as Exhibit H, properly executed, and acknowledged by Seller.
“Dollar” and “$” means the lawful currency of the United States of America.
“Effective Date” has the meaning specified in the introductory paragraph.
“Electronic Data Room” means the electronic dataroom known as “https://services.intralinks.com/ui/flex/CIX.html” established by Seller.
“Encumbrance” means any restriction on exercise of any attribute of ownership, lien, deed of trust, easement, right-of-way, equitable interest, license, lease or other possessory interest, option, right of first refusal, preferential purchase right or similar right, pledge, security interest, mortgage, judgment, claim, encumbrance of or exception to title, or other similar right or interest in the Transferred Assets. For the avoidance of doubt, the term “Encumbrance” includes any of the foregoing arising under or otherwise related to the Credit Agreement.
“Environmental Law” means all Laws relating to pollution or protection of the environment, natural resources or human health and safety, as the same may be amended or adopted, including Laws relating to Releases or threatened Releases of Hazardous Materials (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §8 2601 through 2629; the Oil Pollution Act, 33 U.S.C.§ 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any similar Laws of the State of Arizona or of any other Governmental Authority having jurisdiction over the Gila River Power Station, the Pipeline, the Pipeline Easements or otherwise applicable to the Gila River Power Station, the Pipeline, the Pipelines Easements or the owners or operators thereof; and regulations implementing the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means First American Title Company.
“Escrow Agreement” means an escrow agreement in form and substance agreeable to Buyers, Seller and Escrow Agent, which form shall be attached as Exhibit K when agreed by the parties thereto pursuant to Section 5.1(a), dated (i) if the Deposit is made pursuant to Section

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2.8(a), as of the date of the Deposit or (ii) if the Letter of Credit is delivered to Seller pursuant to Section 2.8(a), as of the Closing Date, among the Escrow Agent, Seller and Buyers, pursuant to which the Deposit and/or the Seller Credit Support will be deposited with Escrow Agent.
“Exclusivity Agreement” has the meaning specified in the Recitals.
“Existing Encumbrances” means those Encumbrances that secure debt of Seller (in each case, identified on Schedule 3.8(b)).
“Existing Generation Resources” means Springerville Generation Station, San Juan Generation Station, Navajo Generation Station, Four Corners Generation Station and Luna Energy Facility.
“FERC” means the Federal Energy Regulatory Commission.
“Fuel Transportation Rights” means Seller’s rights under the Rate Schedule FTS-5 Form of Service Agreement, dated as of November 29, 2010, between Transwestern Pipeline Company, LLC and Seller.
“Fuel Transportation Rights Interest” means the assignment or release of 100% of the Fuel Transportation Rights to Buyers via an instrument acceptable in form and substance to the Parties.

“Generation Switchyard” means the 500 kV Generation Switchyard and associated breakers, relays, etc. including 500/230 kV transformer connected to the 230 kV switchyard near Gila Bend-Liberty 230 kV transmission line, as further defined in the Interconnection and Operating Agreement.

“GBOC” has the meaning specified in the Recitals.
“GBOC Interest” means the assignment by Seller of half (50%) of Seller’s existing limited liability company interests (25% in total) in GBOC to Buyers.
“GBOC LLC Agreement” has the meaning set forth in the Recitals.
“GBOC LLC Agreement Joinder” has the meaning set forth in the Recitals.
“Gila River Power Station” means the Gila River Power Station located in Maricopa County, Arizona with a nominal rating of 2,334 MW as of the Effective Date, as re-rated from time to time.
“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) any governmental, regulatory or administrative agency, commission, body or

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other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including NERC and FERC (iii) any court or governmental tribunal, or (iv) any other organization having governmental, regulatory, administrative, taxing or police powers, in each case acting within the scope of its authority or jurisdiction.
“Hazardous Materials” means any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed as hazardous, toxic or dangerous or are regulated as pollutants or contaminants under Environmental Law, including petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings.
“Independent Accountant” means Ernst & Young or if Ernst & Young is unwilling or unable to serve, a mutually agreeable nationally recognized independent certified public accounting firm, independent as to both Buyers and Seller, more fully described in Section 2.11.
“Intellectual Property” means the following intellectual property rights, both statutory and common law rights under domestic and foreign Laws, if applicable: (a) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof together with all of the goodwill associated therewith; (c) mask works and registrations and applications for registration thereof; (d) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, patent disclosures and inventions, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (e) computer software programs, applications, data, data bases and related technical documentation; (f) trade secrets and confidential information, including ideas, formulas, compositions, research and development information, customer and supplier lists and information, drawings, specifications, designs, concepts, compilations of information, plans, proposals, methods, techniques, procedures, processes and other know-how and inventions, whether or not patentable and whether or not reduced to practice; (g) other intellectual property rights; and (h) copies and tangible embodiments thereof (in whatever form or medium), excluding in each case shrink wrapped, off-the-shelf licenses.
“Interconnection and Operating Agreement” means that certain Amended and Restated Interconnection and Operating Agreement between Gila River Power LLC, Sundevil Power Holdings, LLC and Arizona Public Service Company, effective April 15, 2012, as may be amended, amended and restated or otherwise modified from time to time after the Effective Date pursuant to Section 6.2.

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“Interim Operational Period” means from the Effective Date of this Agreement until the Closing Date (inclusive) or termination of this Agreement, during which period Seller shall, among other things, comply with the requirements under Article 6.

“Inventory” means the “Operational Spare Parts Inventory” as defined in the Spare Parts Agreement owned by Seller or jointly owned by Seller and Sundevil.
“Knowledge” of a Party means with respect to Seller, the actual knowledge, after reasonable inquiry, of all the Persons listed on Schedule 1.1(a) and, with respect to Buyers, the actual knowledge, after reasonable inquiry, of all the Persons listed on Schedule 1.1(b).
“Laws” means all statutes, rules, regulations, Reliability Standards, ordinances, orders, decrees, injunctions, judgments and codes or other authorization or restriction having the force of law of any applicable Governmental Authority.
“LLC Unit” is defined in the GBOC LLC Agreement.
“Licenses” means registrations, licenses, permits, authorizations and other consents or approvals of Governmental Authorities.
“Material Adverse Effect” means any one or more changes, events, circumstances, conditions or effects that is, or would be reasonably likely to be, materially adverse to the near-term or long-term results of operation or condition (physical, financial or otherwise) of the Transferred Assets, taken as a whole, or on the ability of Seller or either Buyer (as applicable) to execute, deliver or perform its obligations under the Transaction Documents to which it is or is to become a party, whether or not, in any case, such change, event, circumstance, condition or effect (i) was foreseeable or known at any time or (ii) has, during the period or at any time in question, manifested itself in the historical financial statements of Seller; provided, that the term “Material Adverse Effect” shall not include changes, events, circumstances, conditions or effects that result from or are consequences of (A) any change in any Laws or any new Laws (including in each case Environmental Laws) adopted or approved by any Governmental Authority; (B) changes in general regulatory or political conditions, including any acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (C) changes in national, regional, state or local electric transmission or distribution systems or the operation thereof; (D) any change in the financial, banking, credit or securities markets or any change in general national, regional or local economic or financial conditions; (E) changes in or factors affecting international, national, regional, state or local wholesale or retail markets for the gas or electric utility industries in general, including the demand for or market price of electricity, natural gas or other commodities; and (F) any change in the financial condition of either Buyer and any other circumstances solely relating to either Buyer (in the case of each of the immediately preceding clauses (A), (B), (C), (D) and (E), unless any such effect disproportionately impacts Power Block 3 or the Gila River Power Station in relation to others in

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the same business or industries in which the Gila River Power Station is operated). The term “Material Adverse Effect” is not intended to limit or define the general legal standard of materiality, and the Parties expressly acknowledge and agree that a matter may be material without having a Material Adverse Effect. The failure of Power Block 3 to comply with or satisfy the Minimum Performance Thresholds set forth on Appendix G shall be a Material Adverse Effect. Further, the following shall constitute a Material Adverse Effect: if either Seller or Seller Parent becomes insolvent or are unable to pay its debts generally as they become due; if either Seller or Seller Parent requests or accepts the appointment of a trustee, administrator, liquidator or receiver or such entity was appointed or takes possession of Seller or all or substantially all of Seller’s assets and liabilities; or if Seller, or all or substantially all of Seller’s property, assets or earnings, becomes subject to a Proceeding in bankruptcy, suspension of payments, dissolution or liquidation; or if either Seller or Seller Parent performs or executes a general assignment for the benefit of its creditors.
“Major Maintenance Spare Parts” means those parts and equipment typically installed and repaired in connection with all significant maintenance performed during scheduled outages and forced outages that are considered CI, HGP or Major Inspections on the combustion turbine (as those terms are defined and more fully described in General Electric Power Systems’ publication 3620, as amended from time to time), overhaul of the steam turbine and generator, and major boiler repairs on the heat recovery steam generator.
“Memorandum of Second Amended and Restated Ownership Agreement” means the Memorandum of Second Amended and Restated Ownership Agreement in the form to be agreed among Buyers, Seller and Sundevil included in the Second Amended and Restated Ownership Agreement and at Closing to be duly executed and acknowledged by Buyers, Seller and Sundevil and then duly recorded.
“Minimum Performance Thresholds” shall have the meaning set forth in Appendix G.
“Moody’s” means Moody’s Investors Service, Inc.
“MW” means megawatts.
“NERC” means North American Electric Reliability Corporation, a New Jersey nonprofit corporation.
“Operating Hour” means the actual number of hours that each combustion turbine unit is operated on Power Block 3 during the Interim Operational Period.

“Other Power Blocks” means the three (3) Power Blocks as described on Appendix C together with all fixtures and improvements located on the Other Power Block Sites and all other electrical interconnection and metering facilities, equipment, machinery, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal

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property of every kind owned or leased by Seller or Sundevil, whether or not located on the Other Power Block Sites, which Seller or Sundevil, as applicable, uses exclusively in connection with its ownership, operation or maintenance of Power Blocks 4 or 1 or 2, respectively.
“Other Power Block Sites” means the real property underlying the Other Power Blocks as described on Appendix C together with all appurtenances thereto.
“Party” and “Parties” have the meaning specified in the introductory paragraph.
“Pending Claim” has the meaning specified in Section 6.9.
“Pending Claim Amount” has the meaning specified in Section 6.9.
“Performance Guarantee Thresholds” means the represented operational characteristics and thresholds set forth on Appendix G.
“Performance Test” means an on-site test of the Performance Guarantee Thresholds as set forth in Appendix G.
“Permitted Encumbrances” means those Encumbrances listed on Appendix E.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.
“Pipeline” means the 19-mile, 30-inch natural gas pipeline, together with related appurtenances and facilities, connecting the Gila River Power Station to the El Paso main pipeline and the Transwestern main pipeline.
“Pipeline Easements” means, collectively, those certain ownership and usage interests (including easements and lease interests) granting the right to access the real property underlying the Pipeline for, inter alia, installing and maintaining the Pipeline.
“Pipeline Interest” means a 25% undivided ownership interest as tenants in common in the Pipeline Easements and the Pipeline.
“Plat” means that certain Final Plat for Gila River Power Blocks, recorded in the Official Records of Maricopa County, Arizona, as Instrument No. 2010-0954199, Book 1068 of Maps, Page 40.
“Power Block” means each of the four power blocks at the Gila River Power Station, each of which includes two (2) General Electric 7FA combustion turbines, two (2) Alstom HRSGs and one (1) General Electric D11 steam turbine, and ancillary equipment exclusively

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serving each such power block; and “Power Blocks” mean all four such power blocks collectively.

“Power Block Sites” means collectively the Power Block 3 Site and the Other Power Block Sites.
“Power Block 1” is the Power Block at the Gila River Power Station owned by Sundevil and described as “Power Block 1” in Appendix C.
“Power Block 2” means the Power Block at the Gila River Power Station owned by Sundevil and described as “Power Block 2” in Appendix C.
“Power Block 3” means the Power Block at the Gila River Power Station as described on Appendix A together with all fixtures and improvements located on the Power Block 3 Site and all other electrical interconnection and metering facilities, equipment, machinery, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by Seller, whether or not located on the Power Block 3 Site, which Seller owns and uses exclusively in connection with its ownership, operation or maintenance of Power Block 3, excluding any thereof that is specifically identified in Schedule 2.2(h)(vii).
“Power Block 3 Site” means the real property underlying Power Block 3 depicted in Appendix D, and comprising approximately the northern half of Blocks 3 & 4, according to the Plat, together with all the rights, easements, and appurtenances pertaining thereto.
“Power Block 4” means the Power Block at the Gila River Power Station owned by Seller and described as “Power Block 4” in Appendix C.
“Power Block 4 Site” means the real property described on Appendix C comprising the southern half of Block 3 & 4, according to the Plat.

“Proceeding” means any action, suit, litigation, arbitration, audit, investigation, or other similar proceeding, including any civil, criminal, administrative, or appellate proceeding conducted by any Governmental Authority or any arbitrator or arbitration panel.
“Prudent Operating Practices” means the practices, methods, standards and procedures that are consistent with Law and are generally accepted, engaged in and followed during the relevant time period by reasonably skilled, competent, experienced, and prudent owners and operators of generating facilities in the United States similar to the Gila River Power Station and which, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision is made, would reasonably be expected to accomplish the desired result in a manner consistent with applicable Laws, codes and standards,

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equipment manufacturer’s recommendations, insurance requirements, manuals, environmental protection, good business practices, reliability, safety and expedition and taking into consideration the requirements of all applicable Licenses, Contracts and, from and after the date hereof, this Agreement.
“Reciprocal Easement Agreement” has the meaning specified in the Recitals.
“Release” means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching, migration or presence of Hazardous Materials (including the abandonment or discarding of Hazardous Materials in barrels, drums, or other containers) into or within the environment, including the migration of Hazardous Materials into, under, on, through, or in the air, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies, or any other environmental medium, regardless of where such migration originates.
“Reliability Standards” means those reliability standards and criteria of the North American Electric Reliability Corporation and the Western Electricity Coordinating Council, or their respective successors.
“Remediation Measures” means action of any kind to address a Release of Hazardous Materials, including any (i) investigation, monitoring, clean-up, containment, remediation, mitigation, removal, disposal or treatment, including the preparation and implementation of any work plans and the obtaining of Licenses from Governmental Authorities with respect thereto, and (ii) response to, or preparation for, any inquiry, order, hearing or other Proceeding by or before any Governmental Authority with respect to such Release of Hazardous Materials.
“RFP” has the meaning specified in the Recitals.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Schedule” means a schedule to this Agreement.
“Scheduled Capital Projects” means the planned major capital projects to be performed prior to Closing as set forth on Appendix F.
“Scheduled Maintenance Projects” means the planned maintenance projects identified in Appendix H.
“Second Amended and Restated Ownership Agreement” has the meaning specified in the Recitals.
“Seller” has the meaning specified in the introductory paragraph.

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“Seller Credit Support” means a portion of the Purchase Price in the amount of fifteen million Dollars ($15,000,000) deposited by Buyers on the Closing Date with the Escrow Agent by wire transfer of immediately available funds, to be released and delivered (together with all accrued investment income thereon) to Seller or Buyer, as applicable, as described in this Agreement and in accordance with the Escrow Agreement.
“Seller CS Release Date” has the meaning specified in Section 6.9(a).
“Seller O&M Agreement” has the meaning specified in the Recitals.
“Seller O&M Agreement Amendment” has the meaning specified in the Recitals.
“Seller Parent” means Gila River Energy LLC.
“Seller’s Proposal” has the meaning specified in the Recitals.
“Spare Parts Agreement” means that certain Spare Parts Agreement to be entered into by and between Seller and Sundevil.
“Sundevil” has the meaning specified in the Recitals.
“Tax” or “Taxes” means (i) all sales, use or transaction privilege taxes, real or personal property taxes, recordation and transfer taxes, payroll deduction taxes, franchise taxes, taxes on gross or net income or other monetary obligations imposed, assessed or exacted by any Governmental Authority, and (ii) any interest, penalties, adjustments and additions attributable to any of the foregoing, including any liability for any of the foregoing taxes or other items arising as a transferee, successor, by contract or otherwise.
“Tax Return” means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.
“TEP” has the meaning specified in the introductory paragraph.
“Town” means the Town of Gila Bend in Maricopa County, Arizona.
“Transactions” means the transactions contemplated on the part of each of the respective Parties, collectively, by this Agreement and the other Transaction Documents.
“Transaction Documents” means this Agreement and the Closing Agreements.
“Transferred Assets” means the Transferred Real Property Assets, the Transferred Power Related Assets and a 25% undivided ownership interest as tenants in common in the Water Rights, collectively. For the avoidance of doubt, the Transferred Assets shall not include any

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right to participate in the ownership or development of any Expansion Facilities (as defined in the Second Amended and Restated Ownership Agreement).
“Transitional Services Agreement” means the agreement to be entered into prior to Closing which sets forth which, if any, services that Seller will provide for Buyers for that certain period after Closing.
“Transmission Rights” means Seller’s rights under the Second Revised Service Agreement between Arizona Public Service Company and Seller dated as of July 8, 2011.
“Transmission Rights Interest” means the permanent release or assignment of 550 MW of Transmission Rights to Buyers.
“Unit Start” means the actual number of starts for each individual combustion turbine on Power Block 3.

“UNSE” has the meaning specified in the introductory paragraph.

“Water Rights” means, to the extent applicable, (i) all well registrations for wells located on the Transferred Assets; (ii) all rights to any unregistered wells located on the Transferred Assets; (iii) all grandfathered groundwater and surface rights associated with, or used in connection with the operation of, the Transferred Assets; and (iv) all similar water rights belonging to the Seller and pertaining to the Transferred Assets.
“Wood Group” means Wood Group Power Plant Services, Inc., a Nevada company.
1.2    Index of Other Defined Terms.

Defined Term	Reference
“Allocation”	Section 2.12
“Alternate Proposal”	Section 6.7(b)
“Assumed Liabilities”	Section 2.3
“Application Documentation”	Section 5.3(a)
“Balance Sheet Date”	Section 6.8(a)
“Bill of Sale and Assignment”	Section 9.2(a)
“Buyers’ Closing Certificate”	Section 8.11
“Buyers Confidential Information”	Section 5.11(a)(i)
“Buyers Indemnified Party”	Section 11.2
“Buyers Indemnified Parties”	Section 11.2
“Buyers’ Objection Notice”	Section 5.3(c)
“Claim Notice”	Section 11.4(a)
“Closing Agreements”	Section 9.1
“Closing Adjustment”	Section 2.5

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“Closing Adjustments”	Section 2.5
“Closing Date”	Section 9.1
“Code”	Section 2.4(m)
“Confidential Information”	Section 5.11(a)(i)
“Deposit”	Section 2.8
“Dispute Notice”	Section 2.10(a)
“E&O”	Section 6.1(b)
“ERISA Affiliate”	Section 2.4(m)
“Estimated Adjustments”	Section 2.9
“Estimated Closing Statement”	Section 2.9
“Estimated Purchase Price”	Section 2.9
“Event of Loss”	Section 5.16
“Excluded Assets”	Section 2.2
“Excluded Liabilities”	Section 2.4
“Financial Statements”	Section 6.8(a)
“GAAP”	Section 6.8(a)
“Heat Rate”	Appendix G
“HSR Act”	Section 5.5
“Indemnitee”	Section 11.4
“Indemnitor”	Section 11.4(a)
“Indemnity Cap”	Section 11.2
“Initial Purchase Price”	Section 2.5
“Interim Operational Adjustments”	Section 2.7
“Letter of Credit”	Section 2.8(a)
“Losses”	Section 11.2
“Major Subdivision Approval”	Section 5.3(a)
“Net Unit Output”	Appendix G
“Post-Closing Statement”	Section 2.10
“Post-Closing Adjustments”	Section 2.10
“Prorations”	Section 2.6
“Purchase Price”	Section 2.5
“Representative”	Section 5.11(a)(ii)
“Representatives”	Section 5.11(a)(ii)
“Schedule Update”	Section 6.10
“Seller’s Closing Certificate”	Section 8.10
“Seller Confidential Information”	Section 5.11(a)(i)
“Seller’s Environmental Reports”	Section 3.7(a)
“Seller Indemnified Party”	Section 11.3
“Seller Indemnified Parties”	Section 11.3
“Survey”	Section 5.3(a)

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“Taking”	Section 5.16
“Third Party Claims”	Section 11.4(a)
“Third Party IP”	Section 5.4
“Third Party Vendors”	Section 5.4
“Title Commitment”	Section 5.3(b)
“Title Insurer”	Section 5.3(b)
“Title Policy”	Section 5.3(b)
“Title Review Period”	Section 5.3(c)
“Transferred Intellectual Property”	Section 3.14
“Transferred Licenses”	Section 3.5(b)
“Transferred Real Property Assets”	Section 2.1(a)
“Transferred Power Related Assets”	Section 2.1(b)

1.3    Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa, the terms “includes” or “including” shall mean “including without limitation”, the term “and/or” shall mean any or all of the conjoined items, references to a Section, Article, Exhibit or Schedule shall mean the applicable Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.
1.4    Intention Regarding Classification    . The classification of certain items as personal property and/or the inclusion or exclusion of certain items in or from the definition of the Power Block 3 Site for purposes of this Agreement is intended to be solely for the convenience of reference of the Parties and is not intended as an election to classify, or an admission regarding the classification of, such items as real or personal property, fixtures, improvements or otherwise for any other purposes, including accounting, recordation or perfection of liens, taxation, including real or personal property taxes and transfer taxes, title insurance coverage or any other purposes whatsoever.
ARTICLE 2
BASIC TRANSACTIONS

2.1    Transferred Assets. On the terms and subject to the conditions contained in this Agreement, at Closing, Buyers shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyers, free and clear of all Encumbrances (other than Permitted Encumbrances (provided that all Existing Encumbrances shall have been removed on or prior to Closing in accordance with Section 5.14)), all of Seller’s right, title and interest in, to and under the following:

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(a)    The “Transferred Real Property Assets” consisting of:

(i)	the Power Block 3 Site;

(ii)	a 25% undivided ownership interest as tenants in common in all Common Property; and

(iii)	the Pipeline Interest.
(b)     The “Transferred Power Related Assets” consisting of:

(i)	Power Block 3;

(ii)	a 25% undivided ownership interest as tenants in common in the Common Facilities;

(iii)	the GBOC Interest;

(iv)	the Transmission Rights Interest;

(iv)	the Fuel Transportation Rights Interest;

(v)	the Assigned Contracts;

(vi)	a 25% undivided ownership interest as tenants in common in the Inventory;

(vii)	the Transferred Licenses as set forth in Section 3.5(b);

(viii)	the Transferred Intellectual Property as set forth in Section 3.14;

(ix)	the Third-Party IP as set forth in Section 5.4; and

(x)	all unexpired, transferrable manufacturers’ and other third party warranties and guarantees relating to the Transferred Assets as further described in Section 3.9.
(c)    A 25% undivided ownership interest as tenants in common in the Water Rights.
2.2    Excluded Assets    . No assets, rights, Licenses, contracts or other property of Seller shall be sold, conveyed, assigned, transferred or delivered to Buyers, other than the Transferred Assets, and such Transferred Assets specifically shall not include any of the following assets, rights, Licenses, Contracts or other property of Seller (collectively, the “Excluded Assets”):
(a)    personnel and employment records of or related to persons employed at Gila River Power Station;

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(b)    rights of Seller and its Affiliates to (i) the name “Entegra” and any and all other trade names, trademarks, service marks, corporate names, domain names or logos, or any part, derivative or combination thereof used by Seller and/or its Affiliates and names similar thereto and (ii) the domain name www.entegrapower.com, the web site and web pages located at www.entegrapower.com or any subdomain of entegrapower.com and, except for the Transferred Intellectual Property, all Intellectual Property contained therein or embodied thereby;
(c)    any cash, cash equivalent items, accounts receivable, deposits and pre-paid expenses (to the extent an adjustment to the Initial Purchase Price is not made in respect of such deposits and pre-paid expenses pursuant to Section 2.6), including checking accounts, bank accounts, certificates of deposit and securities or interests of Seller and its Affiliates (other than the GBOC Interest);
(d)    originals of any minute books, records, or financial statements of Seller or its Affiliates;
(e)    all claims, counterclaims, cross-claims, offsets or defenses, causes of action, choses in action, recoveries, judgments and similar rights in favor of or for the benefit of Seller solely to the extent relating to any Excluded Assets or Excluded Liabilities;
(f)    all intercompany receivables, payables, and loans between Seller and any of its Affiliates;
(g)    Intellectual Property owned, licensed or used by Seller other than the Transferred Intellectual Property;
(h)    any and all of Seller’s rights arising under or with respect to:
(i)    the Gila River Power Station other than the Transferred Assets;
(ii)    employment Contracts, if any;
(iii)    collective bargaining agreements, if any;
(iv)    any Contracts of Seller or any Affiliate of Seller, other than Contracts included among the Transferred Assets;
(v)    any License of Seller or any Affiliate of Seller, other than the Transferred Licenses;
(vi)    any refund of Taxes or right thereto that were paid by or on behalf of Seller;
(vii)    any spare parts inventory and any asset, property, right, License or Contract that is specifically identified in Schedule 2.2(h)(vii);

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(viii)    any amounts received by, or credited to, Seller pursuant to any pending lawsuits or other proceedings involving Seller that do not involve the Transferred Assets or are otherwise set forth in Schedule 2.2(h)(viii);
(ix)    any Major Maintenance Spare Parts;
(x)    any interest in real property owned by Seller other than the Power Block 3 Site, the Common Property and the rights granted under the Amended and Restated Reciprocal Easement Agreement and the Pipeline Interest; and
(xi)    subject to Section 6.4, any proceeds of business interruption or other insurance maintained by or on behalf of Seller.
2.3    Assumed Liabilities    . From and after Closing, Buyers shall assume and pay, discharge and perform those obligations and liabilities arising after the Closing Date in connection with Buyers’ ownership, operation or use of the Transferred Assets, including those relating to Environmental Laws and Taxes but excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”).
2.4    Excluded Liabilities    . Neither Buyer shall assume nor be obligated to pay, perform or otherwise discharge or be responsible for any of the liabilities or obligations of Seller or its Affiliates, except the Assumed Liabilities. All obligations and liabilities of Seller or its Affiliates other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities”, all of which Excluded Liabilities shall remain the sole responsibility of Seller and/or its Affiliates (as applicable). The Excluded Liabilities include the following:
(a)    liabilities or obligations associated with or arising from the Excluded Assets or other assets that are not part of the Transferred Assets and the ownership, operation and conduct of any business in connection therewith or therefrom;
(b)    any obligations or liabilities to the extent arising or accrued prior to Closing, or to the extent arising from or relating to any acts or omissions, or set of facts in existence, in each case prior to Closing, including any Pipeline imbalances, energy and natural gas derivatives, heat rate call options and interest rate derivatives, and including those of or relating to GBOC;
(c)    any of the liabilities or obligations of Seller or any Affiliate of Seller (including any liabilities or obligations under any Tax-sharing agreements) with respect to Taxes, the nonpayment of which could result in a lien on, or that are attributable to the ownership, sale, operation or use of, the Transferred Assets prior to Closing or to the sale of the Transferred Assets pursuant to this Agreement (whether or not the applicable Tax period(s) ends on, before or after Closing), except to the extent Buyers receive a credit to the Initial Purchase Price therefor at Closing as provided in Section 2.6;

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(d)    liabilities or obligations arising from or associated with the failure of Seller or any of Seller’s Affiliates to pay or perform any obligation or other breach by Seller or any of Seller’s Affiliates of any term, covenant or provision of any Contract of Seller or any of Seller’s Affiliates;
(e)    liabilities or obligations arising prior to the Closing Date from or associated with the failure of GBOC to pay or perform any obligation or other breach by GBOC of any term, covenant or provision of any Contract of GBOC;
(f)    liabilities to third parties for personal injury, tort or any other causes of action associated with or arising from the ownership, use or operation of the Transferred Assets as a result of any event, fact or circumstance arising or occurring prior to Closing;
(g)    liabilities of Seller incurred in connection with its obtaining or failing to obtain any License or Approval or make any filing with any Governmental Authority necessary for it to sell, convey, assign, transfer or deliver the Transferred Assets to Buyers hereunder;
(h)    any liability of Seller or any of its Affiliates representing indebtedness for money borrowed or the deferred portion of the purchase price for any assets, including any of the Transferred Assets, of Seller or any of its Affiliates, including any refinancing thereof, including any liabilities arising from or relating to the Credit Facility;
(i)    any liability or obligation of Seller to any of its Affiliates or arising from or associated with any transactions between Seller and any of its Affiliates;
(j)    any liability or obligation of Seller to GBOC or from or associated with any transactions between Seller and GBOC;
(k)    any liabilities or obligations resulting from (A) any violation of, or failure of Seller, GBOC or any of Seller’s Affiliates to comply with, Laws and Licenses, and (B) the use, treatment, storage, presence, disposal or Release of Hazardous Materials on, under or from Buyers’ Power Block Site or in connection with the development or operation of the Gila River Power Station, to the extent such violation, failure, use, treatment, storage, presence, disposal or Release occurred prior to the Closing Date.
(l)    any liability, obligation or responsibility arising from or associated with claims set forth in any lawsuits or other Proceedings pending against Seller, GBOC or any of Seller’s Affiliates, other than lawsuits or other Proceedings arising from circumstances occurring after Closing that relate to the Transferred Assets or are Assumed Liabilities;
(m)    any liabilities or obligations relating to any ERISA plan or other employee benefit plan, program, or arrangement of any kind (including any equity or equity-based or other incentive plan, employment agreement or other agreement) providing compensation or benefits to

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employees or other service providers, maintained by Seller or any corporation, trade, business or entity under common control with Seller, within the meaning of Section 414(b), (c), (m) or (o) of the United States Internal Revenue Code, as amended (the “Code”) or Section 4001 of ERISA (“ERISA Affiliate”), including any liability with respect to any such plan: (i) for benefits payable under such plan; (ii) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (iii) relating to any such plan that is a multi-employer plan within the meaning of Section 3(37) of ERISA; (iv) for non-compliance with the notice and benefit continuation requirements of COBRA; (v) for noncompliance with ERISA or any other applicable Laws; or (vi) arising out of or in connection with any Proceeding or claim which is brought in connection with any such plan. Without limiting the foregoing, Buyers shall not be responsible for any liabilities or obligations relating to COBRA elections or continuing coverage under any group health plan maintained by Seller or Seller’s ERISA Affiliates prior to, on or after Closing;
(n)    any liabilities or obligations relating to the employment or termination of employment of any individual by Seller or any Affiliate of Seller, including discrimination, wrongful discharge, unfair labor practices or constructive termination;
(o)    any obligations for wages, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising under any Contract or plan of Seller or any of its Affiliates;
(p)    any deductible or self-insurance owed under or against the Seller’s insurance coverage in any way related to incidents or claims occurring prior to the Closing Date; and
(q)    any costs or expenses for which Seller is liable under this Agreement.
2.5    Purchase Price    . The purchase price for the Transferred Assets shall be Two Hundred and Nineteen Million Dollars ($219,000,000) (the “Initial Purchase Price”). As applicable, after the Closing, the Initial Purchase Price shall be adjusted, without duplication, to account for the Prorations and Interim Operational Adjustments (as defined below and each, a “Closing Adjustment” and collectively, referred to as the “Closing Adjustments”), the sum of which is hereinafter referred to as the “Purchase Price”.
2.6    Prorations    . In addition to any adjustments necessary as a result of Section 5.16, Buyers and Seller agree that the following items relating to the Transferred Assets shall be prorated without duplication of any such items as of the Closing Date between Buyers and Seller with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyers liable to the extent such items relate to periods commencing on and after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days) (the “Prorations”):

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(a)    real estate Taxes, personal property Taxes, and any other ad valorem Taxes or assessments representing liens on the Transferred Assets, in each case without regard for whether such Taxes are assessed or due and payable as of the Closing Date;
(b)    rent, licensing fees or other fixed regular charges or registration fees payable under leases or Licenses;
(c)    any prepayments under Assigned Contracts, prepaid expenses and deposits relating to the Transferred Assets, including security deposits, if any, and rents;
(d)    any charges for water, telephone, electricity and other utilities, and common area maintenance; and
(e)    any other periodic or recurring charges imposed on or assessed against the Transferred Assets by any Governmental Authority, other than fines and penalties imposed for violations of Law.
In the event that actual real property Taxes or the actual figures for any of the Prorations are not known or available on the Closing Date, for purposes of determining the Estimated Purchase Price, the Prorations shall be based upon the actual real property Taxes paid for the most recent year (or other appropriate period) for which actual real property Taxes paid are available, and based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other, appropriate period for which such amounts paid are available. Such prorated Taxes or other amounts shall be recalculated and (i) set forth in the Post-Closing Statement (in which case any amounts owed by one Party to another shall be paid in accordance with Section 2.10) or (ii) if unavailable at the time the Post-Closing Statement is prepared and delivered in accordance with Section 2.10, any amounts owed by one Party to the other Party shall be paid to the other Party within ten (10) Business Days of such recalculation. The Prorations shall be based on the actual number of days elapsed (prior to the Closing Date, on the one hand, and from and after the Closing Date, on the other hand) in the year or other applicable period. Seller and Buyers agree to furnish each other such documents and other records as may be reasonably requested in order to confirm all adjustments and Prorations calculated pursuant to this Section.
2.7    Interim Operational Adjustments    . The Initial Purchase Price is subject to adjustment as follows (“Interim Operational Adjustments”):
(a)    for each Unit Start during the Interim Operational Period in excess of 319 per combustion turbine, Buyers are entitled to a credit against the Initial Purchase Price in the amount of $12,000;
(b)    for each Operating Hour during the Interim Operational Period in excess of 4,500 hours, Buyers are entitled to a credit against the Initial Purchase Price in the amount of $500;

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(c)    for each kW by which the average Net Unit Output of Power Block 3 during the Performance Test is more than two percent (2%) less than the applicable Performance Guarantee Threshold, Buyers are entitled to a credit against the Initial Purchase Price in the amount of $400 per kW;
(d)    for each BTU/kWh by which the Heat Rate of Power Block 3 during the Performance Test is more than three percent (3%) above the applicable Performance Guarantee Threshold, Buyers are entitled to a credit against the Initial Purchase Price in the amount of $15,000 per BTU/kWh;
(e)    if any Scheduled Capital Project in Appendix F is not completed on or before the Closing Date, Buyers are entitled to a credit against the Initial Purchase Price in the amount set forth in Appendix F opposite such item (provided that if any Scheduled Capital Project is only partially complete by the Closing Date, the adjustment shall be prorated based on the percent such item is completed); if Seller elects to move forward with an “As Needed” project during the Interim Operational Period, the project will then be considered a “Scheduled” project for purposes of Appendix F;
(f)    if the value of the actual Scheduled Maintenance Projects performed prior to the Closing Date are less than 90% of the value of the cumulative Scheduled Maintenance Projects to be performed by the Closing Date and prorated to the date of the month as shown in Appendix H, Buyers are entitled to a credit against the Initial Purchase Price in the amount of any such deficiency for Power Block 3 and 25% of any such amount for the Common Facilities; and
(g)    if the value of the Inventory on the Closing Date is (i) less than 90% of $10,012,536, Buyers are entitled to a credit against the Initial Purchase Price in the amount of 25% of such deficiency and (ii) more than 110% (but not to exceed 150%) of $10,012,536, Seller is entitled to an increase of the Initial Purchase Price in the amount of 25% of such excess.
2.8    Deposit or Letter of Credit.
(a)    Upon the later of (i) the execution of this Agreement and (ii) agreement by the Parties and Sundevil upon the final form of the body of the Second Amended and Restated Ownership Agreement as set forth in Section 5.1 below, Buyers shall either (A) deliver to the Seller a letter of credit in form and substance acceptable to Buyers, Seller and the issuing bank, which form shall be attached as Exhibit L when agreed by the parties thereto pursuant to Section 5.1(a), with an expiration date no earlier than December 31, 2014, and in the amount of Fifteen Million Dollars ($15,000,000) (the “Letter of Credit”) or (B) deposit Fifteen Million Dollars ($15,000,000) by wire transfer of immediately available funds (the “Deposit”) into the escrow account established pursuant to the Escrow Agreement, in each case to be drawn, released, delivered or returned, as applicable (together with all accrued investment income on the Deposit, if used) to either Seller or Buyers, as applicable, as described in this Agreement, and in

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accordance with the Escrow Agreement or the Letter of Credit, as applicable. The Deposit, if used, shall be held as an escrow account and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and this Agreement.
(b)    If Closing shall occur, the Deposit (together with all accrued investment income thereon) shall be applied toward payment of the Estimated Purchase Price (defined below) at Closing. In the event Buyer posts a Letter of Credit, if the Closing shall occur, the Letter of Credit shall be cancelled at Closing subject to Seller’s receipt of the Purchase Price (less the Seller Credit Support) and delivery by Buyers to the Escrow Agent of the Seller Credit Support. If Seller validly terminates this Agreement pursuant to Sections 10.1(e) or 10.1(g), Seller shall thereupon be entitled to receive the Deposit or draw upon the face amount of the Letter of Credit as liquidated damages. The Parties agree that (i) damages suffered by Seller in the event Seller validly terminates this Agreement pursuant to Sections 10.1(e) or 10.1(g) are incapable or very difficult to accurately estimate, (ii) the Deposit or the face amount of the Letter of Credit is a reasonable forecast of just compensation for such termination and (iii) receipt of the Deposit or face amount of the Letter of Credit shall be the sole remedy of Seller in the event of a termination of this Agreement by Seller pursuant to Sections 10.1(e) or 10.1(g).
(c)    Upon the earlier to occur of Closing or termination of this Agreement, Buyers and Seller shall provide a joint written instruction to the Escrow Agent directing the Escrow Agent to release the Deposit (together with all accrued investment income thereon) in accordance with the Escrow Agreement, or shall provide the bank issuing the Letter of Credit draw down or cancellation instructions in accordance with the specific requirements of the Letter of Credit. The fees of the Escrow Agent shall be shared equally by Buyers on the one hand and Seller on the other.
(d)    For the avoidance of doubt, except as provided in Section 2.8(b) above, failure by the Parties to satisfy the Conditions to Closing set forth in Article 8, and/or termination of this Agreement by Buyers as set forth in Article 10, shall entitle Buyers to terminate this Agreement and instruct the Escrow Agent to return the Deposit to Buyers or to instruct the bank issuing the Letter of credit to cancel the Letter of Credit.
2.9    Estimated Closing Statement    . At least fifteen (15) Business Days prior to the Closing Date, Seller, with the assistance and participation of, and in consultation with, Buyers, shall prepare and deliver to Buyers a written estimated closing statement (the “Estimated Closing Statement”) in the format set forth in Exhibit A that shall set forth the Initial Purchase Price, as adjusted to take into account Seller’s best estimate of all Prorations and sums due for Interim Operational Adjustments pursuant to Section 2.7, including a reasonably detailed calculation of each such estimated adjustment (the “Estimated Adjustments”) and the revised, estimated

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Purchase Price (“Estimated Purchase Price”). Within ten (10) calendar days after the delivery of the Estimated Closing Statement by Seller to Buyers, Buyers may object in good faith to the Estimated Adjustments in writing. If Buyers object to the Estimated Adjustments within such ten (10) day period, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior the Closing Date (or if Buyers do not object to the Estimated Adjustments), the Initial Purchase Price shall be adjusted at Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 2.11 and paid as part of any Post-Closing Statement.
2.10    Post-Closing Statement    . Within sixty (60) days following the Closing Date, Seller with the assistance and participation of, and in consultation with, Buyers, shall prepare and deliver to Buyers a written post-closing statement (“Post-Closing Statement”) that shall set forth its proposed final actual Prorations and sums due for Interim Operational Adjustments pursuant to Section 2.7, including the amount, if any, by which the final Purchase Price (as proposed by Seller) differs from the Estimated Purchase Price (the “Post-Closing Adjustments”). If, as reflected in the finally determined Post-Closing Statement, the final Purchase Price is greater than the Estimated Purchase Price, then Buyers shall promptly (within ten (10) days after the final determination of the Post-Closing Statement) pay to Seller an amount in cash equal to the difference between the final Purchase Price and the Estimated Purchase Price. In the event that, as reflected in the finally determined Post-Closing Statement, the final Purchase Price is less than the Estimated Purchase Price, then Seller shall promptly (within ten (10) days after the final determination of the Post-Closing Statement) pay to Buyers an amount in cash equal to the difference between the final Purchase Price and the Estimated Purchase Price. In the event Seller does not make such payment within such ten (10) day-period, Buyer shall thereupon have the right to draw upon the Seller Credit Support to fulfill Seller’s payment obligation. Such payment shall be made by the applicable Party(ies) by wire transfer of immediately available funds to an account designated in writing by the receiving Party(ies).
(a)    Dispute Notice. Buyers shall have thirty (30) days after their receipt of the Post-Closing Statement to review and make inquiry concerning the Post-Closing Statement and shall be deemed to have approved the Post-Closing Statement (and such statement shall be final, binding and conclusive for all purposes hereunder) unless the Buyers object thereto in writing (a “Dispute Notice”) prior to the end of such thirty (30) day period. The Seller shall disclose upon Buyers’ written request all factual information reasonably requested by Buyer and the accounting methodology used in the preparation thereof. If the Buyers timely deliver a Dispute Notice the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days after any objection dispute shall be resolved pursuant to Section 2.11.

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(b)    The Post-Closing Statement shall become final, binding and conclusive for all purposes hereunder by mutual agreement of the Parties, failure of the receiving Party to timely deliver a Dispute Notice, or by decision of the Independent Accountant.
2.11    Independent Accountant    . In the event of a timely delivered Dispute Notice pursuant to Section 2.10, the Parties shall attempt in good faith to resolve any differences and issues described in the Dispute Notice as promptly as practicable. If such differences and issues are resolved, then the Post-Closing Statement, as adjusted for any changes agreed upon by the Parties, shall be final, binding and conclusive for all purposes hereunder. If the Parties have not agreed upon the final Prorations and Closing Adjustments (if any) to the Purchase Price within thirty (30) days following timely delivery of the Dispute Notice pursuant to Section 2.10, then any Party may submit the dispute to the Independent Accountant.
(a)    If the Parties are unable to agree upon such a firm within ten (10) Business Days of the date upon which the Independent Accountant declines to serve, Buyers shall provide Seller a list of at least two (2) nationally recognized independent certified public accounting firms, each independent as to Buyers and their Affiliates, which Buyers nominate to serve as the Independent Accountant hereunder. Within five (5) Business Days following receipt of such list, Seller shall select one of such nominees, which shall act as the Independent Accountant hereunder; provided, that Seller may not select any such nominee unless such nominee is independent as to Seller and its Affiliates. If either Party fails to act within the period specified, the other Party may select an Independent Accountant; provided that the selecting Party must choose an Independent Accountant that is a nationally recognized independent certified public accounting firm, independent as to such Party and its Affiliates; provided, further, that the non-selecting Party must advise the selecting Party if such selected Independent Accountant is not independent as to the non-selecting Party and its Affiliates.
(b)Buyers and Seller will enter into reasonable and customary arrangements for the services to be rendered by the Independent Accountant under this Section 2.11. The Parties shall instruct the Independent Accountant to resolve solely the items in dispute; provided, that the Independent Accountant may not resolve any such dispute in such a way as to render the final Purchase Price greater than that which is proposed by Seller or less than that which is proposed by Buyers.
(c)All fees and costs of the Independent Accountant shall be divided equally between Seller on one hand and the Buyers on the other hand. The Independent Accountant may hold such proceedings and consult such experts as it deems necessary or appropriate to resolve the dispute, and shall endeavor to do so within thirty (30) days after being appointed. The Parties agree to cooperate with the Independent Accountant and to provide promptly all information reasonably requested by the Independent Accountant, subject to obtaining standard assurances, consistent with Section 5.11, that such information will be kept confidential and used solely for purposes of

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the dispute resolution performed hereunder and for purposes of enforcing in a court of competent jurisdiction any determination rendered by the Independent Accountant.
(d)The Independent Accountant shall promptly notify all Parties in writing of its findings and determinations, which shall be final, binding and conclusive for all purposes hereunder. Judgment on any findings and determinations by the Independent Accountant under this Section 2.11 may be entered in any court having jurisdiction thereof.
2.12    Purchase Price Allocation    .
(a)    Each of Seller and Buyers shall, as promptly as practicable after the Effective Date (but, in any event, prior to Closing), exercise good faith efforts to agree upon an allocation of the Purchase Price among the Transferred Assets in accordance with Applicable Tax Law. The Parties will file all Tax Returns consistent with the allocation of the Purchase Price determined in accordance with this Section 2.12. The allocation of the Purchase Price (including any portion of the Assumed Liabilities if applicable) will be negotiated by the Parties in accordance with Applicable Tax Law. Seller shall propose and deliver to Buyers a preliminary allocation among the Assets of the Purchase Price and such other consideration to be paid to Seller pursuant to this Agreement (an “Allocation”) sufficiently far in advance of the Closing to allow the final pre-closing Allocation to be determined prior to the Closing. The Allocation shall be consistent with Applicable Tax Law and the regulations thereunder and in a manner which facilitates property tax reporting. Buyers shall within thirty (30) days thereafter propose any changes to the Allocation. Within thirty (30) days following delivery of such proposed changes, Seller shall provide Buyers with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Buyers and Seller are unable to resolve any disputed objections within ten (10) days thereafter, such objections shall be referred to the Independent Accountant as set forth in Section 2.11.
(b)    Within sixty (60) days after the Closing Date, Buyers shall prepare and deliver to Seller for its review an allocation (consistent with the allocation agreed upon prior to Closing in accordance with this Section 2.12) of an amount equal to the sum of the Purchase Price and Assumed Liabilities properly taken into account for purposes of determining the purchase price for U.S. federal income tax purposes among the Transferred Assets in accordance with Applicable Tax Law. Within sixty (60) days of its receipt of such allocation, Seller shall (i) notify Buyers that it concurs with the allocation and/or determination of fair market value, or (ii) provide written comments to the allocation and/or determination of fair market value. If Buyers and Seller disagree on any aspect of the allocation and/or determination of fair market value, Buyers and Seller agree to use reasonable efforts to resolve any such disagreement within one hundred eighty (180) days after the Closing Date. Any allocation of the Purchase Price and the Assumed Liabilities agreed or determined pursuant to this Section 2.12 shall be binding on Buyers and Seller for all Tax reporting purposes, and Buyers and Seller shall not (except with the

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consent of the other Party or as required by applicable Law) take inconsistent positions with respect to, and shall each use reasonable efforts to sustain, such allocation in any subsequent Tax audit or similar Proceeding, and each of Buyers and Seller agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a draft copy of such form within a reasonable period before its filing due date. If Buyers and Seller are unable to resolve any disagreement with respect to the allocation within such one hundred eighty (180) day period, the dispute shall be resolved by the Independent Accountant in a manner substantially similar to Section 2.12.
2.13    Several Liability of Buyers    . Notwithstanding anything to the contrary in this Agreement, subject to the last paragraph of Section 2.1, the obligations and liabilities of each Buyer arising under this Agreement are several and not joint and not joint and several, and covenants applying to Buyers collectively shall be construed as separate obligations of each Buyer individually, with neither Buyer being responsible for the acts or failures to act of the other Buyer; provided, however, that where this Agreement contemplates that a Buyer or the Buyers may make an election or take any other discretionary act, then each Buyer shall make the same election or take the same discretionary act.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyers that the statements contained in this Article 3, except as qualified by the Schedules: (a) are true and correct as of the date of this Agreement; and (b) will be true and correct as of the Closing Date, in each case except to the extent another date is specified, in which case such statements will be true and correct as of such date. For purposes of this Agreement and the Schedules, a matter disclosed in one section of the Schedules shall be deemed disclosed with respect to other representations and warranties of Seller in this Agreement to which it is reasonably related if it is reasonably apparent on the face of the disclosure of such matter that such matter also pertains to such other representations and warranties.
3.1    Formation and Limited Liability Company Power    .
(a)    Seller is a limited liability company duly formed and existing under the laws of the State of Delaware, is in good standing and qualified to do business in the State of Arizona and has full right, power and authority, in each case as a limited liability company, to conduct its business as it is currently being conducted, to own the Transferred Assets, and to enter into this Agreement and perform all of its obligations with respect to the Transactions.
(b)    GBOC is a limited liability company duly formed and existing under the laws of the State of Delaware, is in good standing and qualified to do business in the State of Arizona and has full

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right, power and authority, in each case as a limited liability company, to conduct its business as it is currently being conducted.
3.2    Binding Obligations of Seller.
(a)    The execution, delivery and performance of this Agreement and the Closing Agreements by Seller and the consummation of the Transactions by Seller have been duly and effectively authorized by all necessary internal limited liability company actions of Seller, and no other actions by Seller are necessary therefor. Upon the execution and delivery of the Closing Agreements by GBOC, such Closing Agreement will have been duly and effectively authorized by all necessary internal limited liability company actions of GBOC, and no other actions by GBOC will be necessary therefor.
(b)    This Agreement has been duly executed and delivered by Seller.
(c)    This Agreement constitutes the legal, valid and binding obligation of Seller and is enforceable against Seller, and the Closing Agreements will, upon delivery at Closing, constitute the legal, valid and binding obligations of Seller and are enforceable against Seller, in each case in accordance with the respective terms contained therein, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a Proceeding at law or in equity.
3.3    No Breach or Conflict. The execution, delivery and performance by Seller of this Agreement and by Seller and each of its Affiliates of the Closing Agreements to which it or they are parties, and the consummation of the Transactions by Seller do not: (a) conflict with or result in a breach of any provision of the organizational documents of Seller or its Affiliates; (b) subject to obtaining the Licenses identified in Section 3.4(b), contravene in any material respect any Law applicable to Seller or its Affiliates or the Transferred Assets or constitute cause for the suspension or revocation of any License applicable to the Transferred Assets or Seller’s or any of its Affiliate’s performance hereunder or thereunder; or (c) subject to obtaining the Approvals identified in Section 3.4(a), cause a violation of or result in a default or give rise to any right of termination, consent, purchase, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage or indenture or other Contract to which Seller or any of its Affiliates is a party or by which the Transferred Assets are or may be bound (including the Pipeline Easements), or result in the creation of any Encumbrance.
3.4    Approvals.
(a)    Except for any Approvals by GBOC or Sundevil to the Closing Agreements to which such Person is a party, and except as set forth in Schedule 3.4(a), the execution, delivery and performance of this Agreement and the Closing Agreements and the consummation of the

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Transactions by Seller do not require any Approvals that have not been obtained. All Approvals required by GBOC are set forth in Schedule 3.4(a), and Seller has no reason to believe that such Approvals or any Approvals by Sundevil will not be timely obtained upon due application therefor.
(b)    Except as set forth in Schedule 3.4(b), the execution, delivery and performance of this Agreement and the Closing Agreements and the consummation of the Transactions by Seller or any of its Affiliates do not require any License or any filing with any Governmental Authority. Except as set forth on Schedule 3.4(b), no Arizona state regulatory approval for the transfer of the Transferred Assets or any other aspect of the Transactions is required to be secured from any Arizona agency, department, board or commission. Neither Seller nor any of its Affiliates have received any oral or written notice from any Governmental Authority, including the ACC, of any alleged violations or threatened enforcement actions concerning the Certificates of Environmental Compatibility originally issued and as amended for construction of the Gila River Power Station.
3.5    Licenses.
(a)    Except as set forth in Schedule 3.5(a), all material Licenses required under applicable Laws, including Environmental Laws, for the ownership and operation of the Gila River Power Station are held by Seller, GBOC or Seller’s Affiliates (other than any Licenses held solely by Sundevil or its Affiliates that are required under applicable Laws to be held solely by Sundevil or its Affiliates) are in full force and effect, and are listed in Schedule 3.5(a). Seller has delivered to Buyers a true and correct copy of each such License, and, except in accordance with the purchase and sale documents related to Power Block 1 and Power Block 2, Seller and its Affiliates have not previously transferred or assigned any right, title or interest under any such License.
(b)    All material Licenses required under applicable Laws, including Environmental Laws, for the ownership and operation of Power Block 3 are held by Seller or GBOC. Those held by Seller are listed in Schedule 3.5(b) (the “Transferred Licenses”). Except with respect to any Transferred License that will pass to Buyers as successors in title to Power Block 3 by operation of Law or pursuant to the Bill of Sale and Assignment, Seller has no reason to believe that any Transferred Licenses will not be timely transferred to Buyers upon Seller’s due application therefor to the applicable Governmental Authority.
3.6    Compliance with Law. Except as set forth in Schedule 3.6, and except for actions taken solely by Sundevil or its Affiliates with respect to Power Block 1 and Power Block 2, each of the Gila River Power Station (including the Transferred Assets) and the Pipeline has been since June 1, 2005, and is currently operated, in compliance in all material respects with all Licenses and all applicable Laws, including all Environmental Laws. None of Seller or Seller’s Affiliates or, to Seller’s Knowledge after making specific inquiry of GBOC, GBOC is in violation of or in

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default under any Law applicable to Seller, GBOC any such Seller Affiliate, the Gila River Power Station or the Pipeline, the effect of which, individually or in the aggregate, would restrain, enjoin or otherwise prohibit or make illegal any of the Transactions or prohibit or inhibit use of the Transferred Assets. Seller or, to Seller’s Knowledge after making specific inquiry of GBOC, GBOC has, with respect to the Gila River Power Station and the Pipeline, maintained all material records required to be maintained under Laws applicable to it and filed timely all material forms, reports, statements, and other documents required to be filed with all Governmental Authorities. All such forms, reports, statements and other documents were prepared in all material respects in accordance with the requirements of all applicable Laws.
3.7    Environmental Matters.
(a)    Other than as disclosed in any environmental site report listed on Schedule 3.7(a) (collectively, “Seller’s Environmental Reports”) or described on Schedule 3.7(c), to the Knowledge of Seller, none of Seller, GBOC or Seller’s Affiliates or Sundevil has conducted operations or activities at the Gila River Power Station that have resulted in any material violation of any Environmental Law or that could result in the loss or revocation of any Approval or the imposition of any fine or other penalty, including but not limited to excess emissions or exceedances. To the Knowledge of Seller, there are no environmental reports, studies, analyses, tests or monitoring results possessed by Seller or any of its Affiliates pertaining to Hazardous Materials at, in, on, or under the Transferred Assets, or concerning compliance by Seller or any of its Affiliates with Environmental Laws, that would disclose any material violation of any Environmental Law, other than the Seller’s Environmental Reports.
(b)    None of Seller or any of Seller’s Affiliates or, to Seller’s Knowledge after making specific inquiry of GBOC, GBOC has handled or disposed of any Hazardous Materials, arranged for the disposal of any Hazardous Materials, or, to the Knowledge of Seller, exposed any Person to any Hazardous Materials other than in the ordinary course of operations in accordance with Prudent Operating Practices.
(c)    Other than as disclosed in any of Seller’s Environmental Reports or Schedule 3.7(c), to the Knowledge of Seller, there are no Hazardous Materials, environmental conditions or violations of Environmental Laws present on or in Gila River Power Station (including the Transferred Assets) or the Pipeline Easements, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in, on or under land, water, sumps, or any other part of Gila River Power Station or the Pipeline Easements, or incorporated into any structure therein or thereon, in each case which could reasonably be expected to result in claims or Proceedings under Environmental Laws or that would cause the owners or operator of the Gila River Power Station, the Pipeline or the Pipeline Easements to become subject to any Remediation Measures under any Environmental Law.

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Other than as disclosed in any Seller’s Environmental Reports or described on Schedule 3.7(c), no notice, claim or Proceeding has been filed, commenced or, to Seller’s Knowledge, threatened against Seller, GBOC or any of Seller’s Affiliates alleging any failure to comply with, or any violation of or liability under, any Environmental Law, nor does Seller have Knowledge of any facts, circumstances, conditions, or occurrences that could reasonably be anticipated to form the basis for any material claim or Proceeding arising under any Environmental Laws.
3.8    Transferred Assets.
(a)    Appendix D contains a depiction of the Power Block 3 Site (which shall be superseded and replaced by the final legal description approved by the Town for the Power Block 3 Site pursuant to the Major Subdivision Approval, as described in Section 5.3). None of Seller or any of its Affiliates has entered into any, and to Seller’s Knowledge, there are no, leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or to occupy all or any portion of the Power Block 3 Site other than pursuant to the Reciprocal Easement Agreement; the Power Block 3 Site is not subject to any commitment, right of first offer, or other arrangement for the sale, transfer or lease thereof to any third party; and there are no Persons other than Seller and GBOC (and employees or subcontractors of GBOC) physically occupying the Power Block 3 Site. Seller is the record owner or holder, as applicable, of title to such easements, rights of way and other rights appurtenant to the Power Block 3 Site, including those as are necessary to permit reasonable ingress and egress to and from the Power Block 3 Site to a public way.
(b)    Except as set forth in Schedule 3.8(b), Seller holds good and marketable title to, and is the record owner of fee simple title to, the Transferred Real Property Assets (other than the Pipeline Easements) free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Schedule 3.8(b), Seller owns beneficially and of record and has good and marketable legal and equitable title to the Transferred Power Related Assets, and each and every portion of the Pipeline, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Schedule 3.8(b), Seller is the record holder of all Pipeline Easements and all real property subject to the Reciprocal Easement Agreement, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.
(c)    The Transferred Assets constitute all of the rights, properties, improvements, fixtures and equipment, and other assets necessary or required, for the ownership, use, or operation of Power Block 3 in the same manner as currently conducted and as conducted in the ordinary course of business of Seller and GBOC. None of the Excluded Assets is necessary for the ownership, use, operation or decommissioning of Power Block 3.
(d)    Except as set forth in Schedule 3.8(d), the nature of Seller’s interest in each portion of the Pipeline consists of full legal and equitable title to all of the fixtures and improvements comprising the Pipeline and, except as set forth in Schedule 3.8(d), a permanent and fully paid

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easement with respect to the land over, under and across which the Pipeline has been constructed. Without limiting the foregoing, and except as otherwise disclosed in the Pipeline Easements or on Schedule 3.8(d), (i) with respect to the Pipeline: (A) the entire and continuous length of the Pipeline is covered by recorded Pipeline Easements of Seller (or its predecessors in title) and its successors and assigns, and (B) such recorded Pipeline Easements grant to Seller (or its predecessors in title) the right to construct, operate, and maintain such Pipeline in, over, under, and across the property covered by such Pipeline Easements; and (ii) with respect to the Pipeline Easements, (A) Seller is not in default thereunder, nor has any event occurred which with notice or lapse of time or both would constitute a Seller default thereunder, excluding any default or event that would not enable or permit the applicable counterparty to terminate the applicable Pipeline Easements; and (B) to the Knowledge of Seller, there are no defaults on the part of Sundevil or any counterparty of such Pipeline Easement.
(e)    No interest in the Common Facilities and the other Transferred Assets being acquired by Buyers pursuant to this Agreement has constituted, or has been treated as constituting, a partnership interest by Seller for purposes of federal and any applicable state taxation Laws.
3.9        Assigned Contracts. All the Assigned Contracts and any transferred warranties per Section 2.1(b) are listed on Schedule 3.9. The Buyers O&M Agreement, the Closing Agreements, the Assigned Contracts, and the other contractual rights constituting Transferred Assets, constitute all of the contractual rights necessary or required for operation of the Transferred Assets in the same manner as currently conducted and as conducted in the ordinary course of business of Seller. Seller has provided to Buyers a true and complete copy of each Assigned Contract. Seller and GBOC have paid or performed all material obligations which are currently due under any Assigned Contract and neither Seller nor GBOC is, or with notice or lapse of time or both, would be, in violation or breach of or in default under any material provision of any Assigned Contract. Each Assigned Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar Laws of general application relating to or affecting creditor’s rights. Neither Seller nor GBOC has given or received any written notice that any Person intends to cancel or terminate any Assigned Contract. To Seller’s Knowledge, there is no breach or default under any Assigned Contract by any other party thereto. Except as expressly contemplated by the purchase and sale documents related to Power Block 1 and Power Block 2, (x) Seller has not previously assigned any of its right, title or interest under any Assigned Contract or granted any power of attorney or other agency relationship in respect thereof and (y) Seller has not entered into any Contract regarding the sale or development of all or any portion of the Common Property.
3.10    Litigation and Condemnation Proceedings. There are no Proceedings pending or, to Seller’s Knowledge, threatened against or relating to any or all of the Transferred Assets at law

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or in equity. There is no condemnation proceeding pending or, to Seller’s Knowledge threatened, against the Transferred Assets. There are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates with respect to the Transactions at law or in equity, (i) relating to the execution or delivery of this Agreement, or (ii) which could delay, prevent, result in rescission or modification of or otherwise unwind the Transactions or any portion thereof.
3.11    Condition of Transferred Assets. Except as set forth in Schedule 3.11, the Transferred Assets are and have been maintained and operated in accordance with Prudent Operating Practices, are in good working order and state of repair (reasonable wear and tear excepted) and have been used in all material respects in the ordinary course of business. Except as set forth in Schedule 3.11, to Seller’s Knowledge, there are no facts or conditions that would be apparent to a reasonably prudent owner or operator of the Gila River Power Station affecting the Transferred Assets that currently or could reasonably be anticipated to, individually or in the aggregate, interfere in any material respect with the continued use, occupancy or operation thereof as currently used, occupied or operated.
3.12    Tax Matters. Each of Seller and GBOC has filed or caused to be filed all Tax Returns required to have been filed by or for it (other than those for which extensions were requested and obtained in a timely manner) with respect to any Tax relating to the Transferred Assets, and Seller has paid all Taxes that have become due as indicated thereon. All Tax Returns relating to the Transferred Assets are true, correct and complete in all material respects. Except as set forth in Schedule 3.12, no written notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller in respect of the Transferred Assets, which have not been fully paid or finally settled, or if not fully paid or finally settled any such deficiency and assessment is fully and adequately reserved against and is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 3.12, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Transferred Assets. All Taxes required to be withheld, collected or deposited by Seller have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant tax authority.
3.13    Labor and Employment Matters. Except as set forth in Schedule 3.13, Seller has not recognized any labor organization as the collective bargaining representative of any of Seller’s employees that operate Power Block 3 or the Common Facilities. There has not been in the past three (3) years, nor is there pending or to Seller’s Knowledge threatened, a labor dispute, strike or work stoppage by any of Seller’s employees that operate Power Block 3 or the Common Facilities. To Seller’s Knowledge, neither Seller nor any of its representatives or employees has committed any unfair labor practices in connection with the operation of Power Block 3 or the Common Facilities. All persons, other than employees or contractors of Seller, that perform (or that have performed) services at the Gila River Power Station (whether employed by Seller, its

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Affiliates, or a third party) are lawfully authorized to work in the jurisdictions in which they are working according to applicable immigration Laws. There are no Proceedings pending, or to Seller’s Knowledge threatened, relating to the employment or wages of any of Seller’s employees, other than as set forth in Schedule 3.13
3.14    Intellectual Property Rights    . Schedule 3.14 sets forth (i) all patents, registered trademarks, material common law trademarks and registered copyrights (including pending applications to apply for registration of any of the foregoing) exclusively owned by Seller and/or its Affiliates and used in connection with Power Block 3 or the Common Facilities and (ii) all licenses or agreements relating to Seller’s or GBOC’s use of any Intellectual Property in connection with Power Block 3, the Pipeline or the Common Facilities. All Intellectual Property owned by Seller or its Affiliates which is exclusively used in connection with Power Block 3 is collectively referred to herein as the “Transferred Intellectual Property”. Neither Seller nor, to Seller’s Knowledge after specific inquiry of GBOC, GBOC is infringing the Intellectual Property of any third party in connection with the operation of Power Block 3, the Pipeline or the Common Facilities. Seller owns, or has the licenses or rights to use for the operation of Power Block 3, the Pipeline and the Common Facilities, all information technology and computer systems necessary for the operation of Power Block 3, the Pipeline and the Common Facilities as currently conducted, and the Transferred Intellectual Property contains rights sufficient for the continuing operation by Buyers of Power Block 3 as currently conducted.
3.15    Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Seller or any Affiliate of Seller by which the Transferred Assets or Buyers could be bound from and after Closing. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Seller in such a manner as not to give rise to any valid claim against either Buyer (by reason of Seller’s actions) for a brokerage commission, finder’s fee or other like payment to any Person.
3.16    Seller and GBOC’s Organizational Documents.
(a)    Seller has heretofore delivered to Buyers true and complete copies of Seller’s Certificate of Formation dated August 10, 2011, and Seller’s Amended and Restated Limited Liability Company Agreement dated August 10, 2011, including all amendments thereto, which documents are in full force and effect and have been duly executed and delivered and, in the case of such Certificate of Formation, duly filed with the Delaware Secretary of State.
(b)    Seller has caused GBOC to heretofore deliver to Buyers true and complete copies of GBOC’s Certificate of Formation dated September 3, 2010, and GBOC’s Second Amended and Restated Limited Liability Company Agreement dated July 12, 2012, including all amendments thereto, which documents are in full force and effect and have been duly executed and delivered

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and, in the case of such Certificate of Formation, duly filed with the Delaware Secretary of State.
3.17    Insurance. The Transferred Assets are covered by those insurance policies identified in Schedule 3.17. All such policies are in full force and effect and have not be subject to any lapse in coverage, and no written notice of cancellation or termination has been received by the owner or holder of any such policy. True, correct and complete copies of the Insurance Policies have been made available to Buyers. To Seller’s Knowledge, no event has occurred, including the failure to give any notice or information or the delivery of any inaccurate or erroneous notice or information, that would reasonably be expected to limit or impair the rights of the beneficiaries under such insurance policies. All premiums due and payable under all such insurance policies have been paid, and the holders of such policies are otherwise in material compliance with the terms of such insurance policies. To Seller’s Knowledge, there is no threatened termination of any of such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, since June 1, 2005, no insurance policy applicable to the Transferred Assets has been canceled (except as requested by the holder thereof) and not replaced. There are no pending claims under any such insurance policies. Except as set forth in Schedule 3.17, Seller and its Affiliates have during the period it has owned Power Block 3 reported all known material claims or incidences to the insurers that have issued current and prior insurance policies insuring the Transferred Assets (either specifically or as part of a master insurance policy and whether relating to property or liability) to the extent that any such claims or incidences would reasonably be expected to create a covered event under the terms and conditions of such policies.
3.18    Absence of Certain Changes. Except as set forth on Schedule 3.18, since December 31, 2012, (i) each of Seller and, to Seller’s Knowledge, GBOC has conducted its business only in the ordinary course of business, consistent with past practices, (ii) no change, event, circumstance, condition or effect has occurred that, individually or in the aggregate with any other changes, events, circumstances, conditions or effects, was, is or could reasonably be expected to be a Material Adverse Effect, and (iii) Seller has not taken, or agreed or committed to take, any material action that would be prohibited by Section 6.2 if taken after the Effective Date.
3.19    Pension Plans    . No “employee benefit plan” (within the meaning of Section 3(3) of ERISA), which is sponsored, maintained, or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by Seller or any ERISA Affiliate of Seller, is or was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA, or (iii) a plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.
3.20    Seller Not a “Foreign Person”. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
3.21    Background Materials. To the Knowledge of Seller, all of the factual information

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posted by the Seller to the Electronic Data Room, taken as a whole, are accurate and correct (or, where appropriate, estimated in good faith) in all material respects when posted to the Electronic Data Room; provided that no representation or warranty is made with regard to (i) information posted by the Seller to the Electronic Data Room which was prepared by non-Affiliates of Seller or (ii) projections or other forward-looking statements posted by the Seller to the Electronic Data Room.
3.22    Non-Disclosure. No representation or warranty of Seller in this Agreement, including any Schedule to this Agreement, contains any untrue statement of material fact, or omits to state a material fact necessary to make the statements herein or therein, taken together, in light of the circumstances in which they were made, not materially misleading to a reasonably skilled, competent, experienced, and prudent purchaser of interests in power generation projects similar to the Gila River Power Station.
3.23    Undisclosed Liabilities. Except for liabilities and obligations specifically referred to in Section 2.2 and Section 2.4, the Transferred Assets are not, to the Knowledge of Seller, subject to any liability or obligation that has arisen solely as a result of an act or omission by Seller, except for (i) Permitted Encumbrances, (ii) acts or omissions of which Buyers have Knowledge, and (iii) liabilities and obligations that are not reasonably likely to have a Material Adverse Effect.
3.24    Water. Seller has provided to Buyers all relevant statements of claimant, well registrations and the aquifer protection permit related to the Water Rights. To Seller’s Knowledge, there are no other material documents related to the Water Rights that are pertinent Buyers’ evaluation of the Water Rights. To Seller’s Knowledge, there are no other material documents related to the Water Rights that are pertinent Buyers’ evaluation of the Water Rights.
3.25    Solvency. The Seller and Seller Parent are solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement. The Seller, after giving effect to the transactions contemplated by this Agreement, will have an adequate amount of capital to conduct its business in the foreseeable future.
3.26    “As Is” Sale. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, AND EXCEPT FOR MANUFACTURERS’ AND OTHER THIRD PARTY WARRANTIES, THE TRANSFERRED ASSETS ARE “AS IS, WHERE IS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF POWER BLOCK 3, TITLE, CONDITION, VALUE OR QUALITY OF THE TRANSFERRED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE TRANSFERRED ASSETS. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, NON-INFRINGEMENT, OR SUITABILITY OR

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FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE TRANSFERRED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE TRANSFERRED ASSETS, OR ANY PART THEREOF, IN EACH CASE EXCEPT AS SET FORTH IN THIS AGREEMENT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYERS
Each Buyer represents and warrants to Seller, solely with respect to itself, that the statements contained in this Article 4, except as set forth in the Schedules: (a) are true and correct as of the date of this Agreement; and (b) will be true and correct as of the Closing Date, in each case except to the extent another date is specified, in which case as of such date. For purposes of this Agreement and the Schedules, a matter disclosed in one section of the Schedules shall be deemed disclosed with respect to other representations and warranties of Buyers in this Agreement to which it is reasonably related if it is reasonably apparent on the face of the disclosure of such matter that such matter also pertains to such other representations and warranties.
4.1    Organization and Power. Each of TEP and UNSE is a corporation organized and existing under the laws of the State of Arizona, is in good standing, and has full right, power and authority, in each case as a corporation, to enter into this Agreement and perform all of its obligations with respect to the Transactions.
4.2    Binding Obligations of Buyers.
(a)    The execution, delivery and performance of this Agreement and the Closing Agreements by Buyers and the consummation of the Transactions by Buyers have been duly and effectively authorized by all necessary internal actions of Buyers, and no other actions by Buyers are necessary therefor.
(b)    This Agreement has been duly executed and delivered by Buyers.
(c)    This Agreement constitutes the legal, valid and binding obligation of Buyers and is enforceable against Buyers, and the Closing Agreements will, upon delivery at Closing, constitute the legal, valid and binding obligations of Buyers and are enforceable against Buyers, in each case in accordance with the respective terms contained therein, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a Proceeding at law or in equity.
4.3    No Breach or Conflict. The execution, delivery and performance by Buyers of this

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Agreement and the Closing Agreements and the consummation of the Transactions by Buyers do not: (a) conflict with or result in a breach of any provision of the organizational documents of Buyers; (b) subject to obtaining Buyers’ Required Regulatory Approvals, contravene any Law or constitute cause for the suspension or revocation of any License; or (c) subject to obtaining the Approvals identified in Section 4.4(a), result in a default or give rise to any material right of termination, consent, cancellation or acceleration under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture or other material agreement, instrument or obligation to which Buyers are a party or by which its assets are or may be bound.
4.4    Approvals and Buyer’s Required Regulatory Approvals    .
(a)    Except for any Approvals by Seller, GBOC or Sundevil to the Closing Agreements to which such Person is a party, and except as set forth in Schedule 4.4(a), the execution, delivery and performance of this Agreement and the Closing Agreements and the consummation of the Transactions by Buyers do not require any Approvals applicable to Buyers that have not been obtained.
(b)    Except as set forth in Schedule 4.4(b), the execution, delivery and performance of this Agreement and the Closing Agreements and the consummation of the Transactions by Buyers do not require any License of Buyers or any filing by Buyers with any Governmental Authority.
4.5    Litigation. There are no Proceedings pending or, to Buyers’ Knowledge, threatened against Buyers with respect to the Transactions at law or in equity, (i) relating to the execution or delivery of this Agreement, or (ii) which could delay, prevent, result in rescission or modification of or otherwise unwind the Transactions or any portion thereof.
4.6    Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon any agreements or arrangements or commitments, written or oral, made by or on behalf Buyers or any Affiliate of Buyers.
4.7    Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyers have conducted to their satisfaction an independent investigation and verification of the current condition of the Transferred Assets and the Pipeline. In making its decision to execute this Agreement and to purchase the Transferred Assets, Buyers have relied and will rely solely upon the results of such independent investigation (including the factual information posted by the Seller to the Electronic Data Room) and verification, the express representations, warranties, covenants, terms and conditions of this Agreement and that certain Related Party Agreement, dated as of the Effective Date, by and among Seller, Entegra Power Group LLC, Entegra TC LLC, Gila River Energy Holdco LLC, Seller Parent and Buyers.
4.8    Financial Resources. Buyers shall have at Closing funds in an aggregate amount

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sufficient to consummate the Transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS OF SELLER AND BUYERS
5.1    Efforts to Close    .
(a)    Commercially Reasonable Efforts. Subject to the terms and conditions provided herein, each of the Parties agrees to use its Commercially Reasonable Efforts to close, consummate and make effective the Transactions, including the satisfaction of all conditions to Closing set forth herein that it is required to satisfy (or to cause to be satisfied) in order to proceed with Closing. Such actions shall include (1) exerting Commercially Reasonable Efforts to obtain or transfer, as applicable, all Licenses, Transferred Licenses and Approvals set forth in Schedules 3.4(a) and (b) and Schedules 3.5(a) and (b) (in the case of Seller) (including expenditure of funds or other consideration and providing the necessary credit support, in all cases to the extent reasonably related to obtaining or transferring by such Party such Licenses, Transferred Licenses and Approvals required of it), (2) diligently pursuing and exerting Commercially Reasonable Efforts to obtain all Approvals as set forth in Schedule 4.4(a) and Buyers’ Required Regulatory Approvals set forth in Schedule 4.4(b) (in the case of Buyers) (including expenditure of funds or other consideration and providing the necessary credit support, in all cases to the extent reasonably related to obtaining by such Party the Licenses and Approvals required of it), as applicable, and all other necessary registrations and filings and (3) exerting Commercially Reasonable Efforts to agree, together with any necessary third parties, upon the form of (A) the body of the Second Amended and Restated Ownership Agreement and (I) the Escrow Agreement (if the Deposit is to be made pursuant to Section 2.8(a)) or (II) the Letter of Credit (if the Letter of Credit is to be delivered to Seller pursuant to Section 2.8(a)) by January 31, 2014, and (B) all schedules, exhibits, appendices and other attachments to the Second Amended and Restated Ownership Agreement, the Amended and Restated Reciprocal Easement Agreement, the Seller O&M Agreement Amendment, the GBOC LLC Agreement Joinder, the Buyers O&M Agreement (and related addendum) and the Escrow Agreement (if the Letter of Credit is to be delivered pursuant to Section 2.8(a)) by February 15, 2014. It is understood that neither Seller nor Buyers are under any obligation to agree to any of the foregoing forms unless the same are satisfactory to Seller and Buyers in their sole discretion; provided that (i) following any such agreement upon the forms thereof, such agreements shall be attached as exhibits hereto and (ii) once attached to this Agreement, Seller and Buyers, if Closing otherwise occurs, shall be committed to enter into such agreements on such terms. Without limiting the foregoing, each Party, as promptly as practicable, shall use its Commercially Reasonable Efforts to: (a) make, or cause to be made, all filings and submissions required to be made by it under applicable Law to consummate the Transactions; (b) obtain, or cause to be obtained, all Licenses, Approvals or Buyers’ Required Regulatory Approvals necessary for it to

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consummate the Transactions, and to transfer or caused to be transferred to Buyers the Transferred Licenses; (c) take or cause to be taken all other actions necessary and proper in order to fulfill its obligations hereunder; and (d) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party, Governmental Authority or other Person in connection with the foregoing.
(b)    Control over Proceedings; Communications. Except as otherwise indicated herein, all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of a Party before any Governmental Authority in connection with the approval of the Transactions shall be subject to the control of such Party. The Parties will use Commercially Reasonable Efforts to consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any such analysis, appearance, presentation, memorandum, brief, argument, opinion and proposal. Each Party shall provide prompt notification to the other Party when any License or Approval required to be obtained by the notifying Party is obtained, taken, modified or given, as applicable. Each Party will advise the other Party of any material communications with and, unless precluded by Law, provide copies of all written communications (including each report, schedule or other document filed by Seller or any of its Affiliates) to or from Governmental Authorities or other Persons relating to the Transactions.
(c)    Performance Test. If requested by Buyers, Seller shall conduct a Performance Test in accordance with Appendix G.
5.2    Expenses. Whether or not the Transactions are consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing:
(a)    Costs associated with the Survey (defined below), preliminary title reports, title commitment, and issuance of title policies shall be borne by Seller as set forth in Section 5.3;
(b)    Documentary transfer fees, if any, will be borne by Seller and recording costs and charges respecting real property shall be borne by Seller as set forth in Section 5.7(a); and
(c)    All costs associated with applying for and obtaining the Major Subdivision Approval, recordation of the same, and all professional services in connection therewith shall be borne by Seller.
5.3    Major Subdivision Approval; Surveys; Title Insurance.
(a)    Within thirty (30) days of the Effective Date, Seller shall, at its sole cost and expense, diligently and in good faith commence the process to obtain approval from the Town, to

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subdivide Blocks 3 and 4 of the Plat so as to create two separate, distinct and contiguous parcels of real property comprising the Power Block 3 Site and the Power Block 4 Site (the “Major Subdivision Approval”). Seller shall, at its sole cost and expense, prepare or cause to be prepared, and delivered to Buyers, an ALTA survey (the “Survey”) and a subdivision plat containing the legal description of the Common Property and Power Block Sites”), the application required by the Town for the Major Subdivision Approval, and any other documentation as may be required from the Town from time to time in connection with obtaining the Major Subdivision Approval (collectively, the “Application Documentation”). The Survey shall be sufficient to allow the Title Insurer to issue the Title Policy acceptable to Buyers. The Survey shall be certified in favor of the Seller, Buyers and the Title Insurer. Seller shall use Commercially Reasonable Efforts to cause the Survey to be completed within one hundred and twenty-days (120) days of the Effective Date. Seller shall coordinate with Buyers in Seller’s preparation of the Application Documentation, including, without limitation, affording Buyers a reasonable opportunity to review the proposed legal description and be present during the boundary staking. Seller shall provide Buyers reasonable prior written notice of any meetings with the Town, and Buyers shall have a right to participate in such meetings. Seller shall commence the Application Documentation, including the Survey, within sixty (60) days of the Effective Date of this Agreement. Seller shall provide the draft Application Documentation to Buyers for review and approval. Within ten (10) Business Days after receipt of such Application Documentation, Buyers shall notify Seller of Buyers’ approval or reasonable disapproval of such Application Documentation. If Buyers approve such Application Documentation and/or fail to deliver a written notice of disapproval prior to expiration of such ten (10) Business Day period, then Buyers shall be deemed to have approved the Application Documentation. If Buyers deliver a notice of disapproval, which must set forth in reasonable detail the bases for disapproval and Buyers’ proposed alternatives prior to expiration of such ten (10) Business Day period, then Seller and Buyers shall meet together to attempt to resolve in good faith to their mutual satisfaction all item(s) as to which objection was made within fifteen (15) Business Days after receipt of the notice of disapproval. Seller shall submit the approved (or deemed approved) Application Documentation to the Town. Seller shall provide Buyers copies of all notices and/or correspondence received related to the Application Documentation. Seller shall promptly notify Buyers in writing upon receipt of the Major Subdivision Approval. Seller and Buyers’ acknowledge that receipt of the Major Subdivision Approval shall be a condition to Buyers’ obligation to close this transaction.
(b)    Subject to Seller’s completion of the requirements of Section 5.3(a), Buyers shall procure a commitment (the “Title Commitment”) from First American Title Insurance Company (the “Title Insurer”) to issue to Buyers an ALTA owner’s extended coverage policy of title insurance in form satisfactory to Buyers in their sole discretion (the “Title Policy”), with the general survey exception removed, an owner’s comprehensive endorsement, and any other endorsements requested by Buyers provided such endorsements are available in Arizona, in an amount equal to that portion of the Purchase Price allocated to the Transferred Real Property Assets and all

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fixtures and improvements thereon (including Power Block 3) and be effective as of the Closing Date, showing that title to the Transferred Real Property Assets and all fixtures and improvements thereon are vested in Buyers subject only to (i) the usual printed exceptions and exclusions contained in such title insurance policies; and (ii) Permitted Encumbrances. Seller shall pay the cost or premium for a standard coverage Title Policy and, if requested by Buyers, Buyers shall pay all additional costs of obtaining an extended coverage Title Policy and any and all endorsements to such Title Policy. Seller shall cooperate with Buyers and Title Insurer to enable the Title Insurer to issue the Title Policy at the Closing or as soon as reasonably possible thereafter, including, without limitation, providing the Title Insurer at or before the Closing with an owner’s affidavit, if and to the extent required by the Title Insurer as a requirement for issuing the Title Policy to Buyer.
(c)    Buyers shall review the Title Commitment and the Survey, and shall notify Seller and Title Insurer in writing (“Buyers’ Objection Notice”) of any objections to title or notice of any title exceptions which are unacceptable to Buyers within forty-five (45) days of Buyers’ receipt of both the Title Commitment and the Survey (the “Title Review Period”). After the expiration of the forty-five (45) day period, in the event any one or more amendments or revisions are issued to the Title Commitment and such amendment or revision (i) contains any matters that would adversely impact Buyers’ intended or potential use of the Transferred Assets, or (ii) which results in a monetary obligation or contingent financial liability to Buyers and is not an Assumed Liability, Buyers shall have not more than thirty (30) Business Days from the delivery of such an amendment or revision and any supporting documents from Seller to support the amendment or revision, to deliver an additional written Buyers’ Objection Notice. Notwithstanding the foregoing, in the event that delivery of such an amended or revised Title Commitment and supporting documents are provided to Buyers less than thirty (30) Business Days prior to the Closing Date, the Closing Date shall be extended so as to allow Buyers no less than thirty (30) Business Days from receipt of such amendment or revision and supporting documents to deliver an additional written Buyers’ Objection Notice prior to Closing and to allow Seller to deliver or to be deemed to deliver the Seller’s Response no less than ten (10) Business Days prior to Closing.
(d)    If Buyers timely deliver Buyers’ Objection Notice, Seller shall cooperate with Buyer to eliminate title exceptions objected to by Buyers, but, subject to subsection (e) below, Seller shall have no obligation to cure or correct any matter objected to by Buyers. On or before the fifth (5th) Business Day following Seller’s receipt of Buyers’ Objection Notice, Seller may elect, by delivering written notice of such election to Buyers (“Seller’s Response”), to cause Title Insurer to remove or insure over any matters objected to in Buyers’ Objection Notice. If Seller fails to deliver Seller’s Response within the period set forth above, it shall be deemed an election by Seller not to cause Title Insurer to so remove or insure over such objections. If Seller elects or is deemed to have elected not to cause Title Insurer to so remove or insure over an objected matter, then Buyers must elect, by delivering written notice of such election to Seller on or before the

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earlier to occur of (a) the tenth (10th) Business Day following Buyers’ receipt of Seller’s Response or (b) if no Seller’s Response is received by Buyers, the tenth (10th) Business Day following the date on which Seller shall have been deemed to have responded, as provided above, to: (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Buyers or the Letter of Credit cancelled; (ii) negotiate a mutually agreeable amount to be included as a Closing Adjustment; or (iii) proceed with this transaction, in which event those objected to exceptions or matters that Seller has not elected to cause Title Insurer to so remove or insure shall be deemed to be Permitted Exceptions.
(e)    If Buyers do not timely deliver the termination notice provided for in Section 5.3(d), Buyers may not terminate this Agreement due to dissatisfaction with the Title Commitment or Survey unless Seller fails to sufficiently cooperate with Title Insurer to satisfy Seller’s obligation to procure the Title Policy as set forth in Section 5.3(f) below. Notwithstanding anything to the contrary in this Agreement, Seller shall cause any Existing Encumbrances to be released at or prior to Closing in accordance with Section 5.14, and shall remove any exceptions or Encumbrances to title which are created by or at the sufferance of Seller after the date of this Agreement without Buyers’ consent. Without limiting the foregoing, Buyers shall not be required to object to any Existing Encumbrances or to any exceptions or Encumbrances to title which are created by or at the sufferance of Seller after the Effective Date without Buyers’ consent, and none of such matters shall constitute Permitted Encumbrances.
(f)    Before or at Closing, Seller shall use its Commercially Reasonable Efforts (including providing mechanic’s lien affidavits and other affidavits customarily required by the Title Insurer in issuing a Title Policy and satisfaction of those requirements that must be met by releasing or satisfying monetary liens) to satisfy any requirements of the Title Insurer that are set forth in the Title Commitments and that are applicable to Seller for purposes of issuing the Title Policies. Seller shall use Commercially Reasonable Efforts to deliver the Major Subdivision Approval to Buyers within four (4) months after the Effective Date. By no later than seven (7) months after the Effective Date, Seller shall deliver the Major Subdivision Approval and Survey to Buyers, and if Seller fails to do so, Buyers may (i) terminate this Agreement and receive a refund of the Deposit or cancel the Letter of Credit, or (ii) extend the time period for compliance with this Section 5.3(f) in their reasonable discretion.
5.4    Third Party Intellectual Property. Before or at Closing, Seller shall promptly request, or cause its Affiliates to request, its and its Affiliates’ third party licensors, vendors or service providers that are not Affiliates of Seller or any other Affiliate (“Third Party Vendors”) that provide information technology and related services or Intellectual Property (collectively, the “Third Party IP”) currently used in connection with the operation of Power Block 3 (excluding any Transferred Intellectual Property) to issue to Buyers a non-exclusive license to use such Third Party IP, and Seller shall pay the costs of any transfer, reissuance or similar fees required by such Third Party Vendors. Buyers shall, at their option, (i) execute any standard license,

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assumption or similar agreement required by such Third Party Vendor and shall pay any periodic or other on-going license fees, royalties or other similar payments required for the continued use of such Third Party IP, or (ii) advise Seller of any determination not to execute such standard license, assumption or equivalent agreement, whereupon Seller shall have no obligation to transfer to Buyers the affected Third Party IP. In the event Buyers fail to comply with the standard terms required by a Third Party Vendor, Seller shall not be liable under this Agreement for any consequences resulting from Buyers’ lack of rights to use such Third Party IP.
5.5    HSR Act Filings. Seller and Buyers shall, on or before June 1, 2014, each file or cause its ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”)) to file any and all materials required to be filed by it under the HSR Act with respect to the Transactions and will promptly file any supplemental materials required or requested, and shall comply in all material respects with any applicable requirements of the HSR Act. Each Party shall cooperate with the other in submitting such filings, including providing, as promptly as practicable upon written request, any specific information concerning itself or its Affiliates required in connection with such HSR filing. The filing fee associated with such filings shall be borne equally by the Seller and Buyers. Other than the filing fee, fees and expenses incurred by any Party in connection with the filing that such Party or its Affiliates makes under the HSR Act in connection with the Transactions shall be allocated pursuant to Section 5.2.
5.6    FERC Transaction Authorization. Buyers shall as soon as practicably possible, but no later than May 15, 2014, file with the FERC a joint application with Seller seeking the FERC’s authorization for Buyers to acquire Power Block 3 and any jurisdictional facilities (as defined in the Federal Power Act) pursuant to this Agreement. Each Buyer and, if applicable, Seller shall use Commercially Reasonable Efforts to seek to obtain applicable FERC orders containing such approval in sufficient time to permit Closing to occur as promptly as possible. Each of Buyers and Seller, as applicable, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it by FERC. Each Party shall pay its own filing fees and expenses in connection with any filing that such Party or its Affiliates makes with FERC in connection with the Transactions. FERC authorization that includes conditions and/or mitigation that resulted or would result in a material change that has or would have a significant adverse effect on either TEP’s or UNSE’s assets or liabilities, wholesale or retail market operations (including the sale or purchase of energy, capacity, ancillary services, transmission services and/or balancing services), cost of service (whether wholesale or retail), reliability of service to wholesale or retail customers, financial condition or results of operation, earnings per share or business in general, may be considered as “non-approval” of the Transactions by FERC. In the event FERC does not approve this transaction or authorizes the transaction with conditions and/or mitigation that may be considered as “non-approval” pursuant to the immediately preceding sentence, Buyer may terminate this Agreement and receive a refund of the Deposit (or cancel the Letter of Credit), provided that Buyers shall notify Seller within ten (10) Business

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Days of receipt of any applicable FERC authorization containing such conditions whether Buyers consider such FERC authorization and conditions to be “non-approval” of the Transactions by FERC.

5.7	Tax Matters.
(a)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, the Bill of Sale, the Deed, the Reciprocal Easement Agreement and the Memorandum of Second Amended and Restated Ownership Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyers shall cooperate with respect thereto as necessary).
(b)    With respect to Taxes prorated in accordance with Section 2.6(a) of this Agreement, Seller shall prepare and timely file all Tax Returns which it is required to file prior to Closing and shall duly and timely pay all Taxes shown to be due on such Tax Returns, and shall provide copies of such Tax Returns and evidence of payment to Buyers. Buyers shall promptly reimburse Seller for any Taxes reflected on any such Tax Return that are the responsibility of Buyers under Section 2.6(a) to the extent Seller has not received a credit in that amount against the Purchase Price. Seller shall promptly notify Buyers of any notice of any claim or Proceeding pending in respect of such Tax Returns (or any significant developments with respect to ongoing claims or Proceedings in respect of such Tax Returns).
(c)    Each Party shall use Commercially Reasonable Efforts to cooperate fully with the other Party, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Proceeding with respect to Taxes associated with the Transactions. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of information and documents relevant to Tax matters or to the extent required as witnesses in any Tax Proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party agrees to retain all of its books and records with respect to Tax matters pertinent to the Transferred Assets relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any taxing authority.
(d)    Any dispute that arises between Seller and either Buyer as to the amount of Taxes or their respective shares thereof shall be resolved by the Independent Accountant in a manner substantially similar to Section 2.11.

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(e)    If under Section 2.12, any Purchase Price is allocated to the GBOC Interest, Seller shall make an I.R.C. §754 election on the Federal Income Tax Return for the year that includes the Closing Date.
(f)    Seller shall provide Buyers with cost information for the Transferred Assets such that Buyers can file Arizona property tax returns in accordance with Arizona Revised Statute 42-14156(A)(6)(d)(i).
5.8    WARN Act. Seller shall be responsible for any notice required under or liability associated with the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101-2109), COBRA group health plan continuation coverage (29 U.S.C. §§ 601-608 and 26 U.S.C. 4980B) and any applicable state or local plant closing, mass layoff, relocation, or severance, or continuation coverage Laws applicable to persons employed by Seller at the Gila River Power Station whether prior to, on or after Closing. Nothing contained in this Agreement shall give any third Person any right to enforce the provisions of this Section 5.8 or be construed as an amendment of any of the Seller’s ERISA plans or any other employee benefit plans or agreements.
5.9    Post-Closing Delivery and Retention of Records. Within ten (10) days following Closing, Seller shall deliver to Buyers the originals of all books, records and data pertaining solely to Power Block 3 and shall provide to Buyers in PDF format (or other electronic format reasonably acceptable to Buyers) copies of all other books, records and data pertaining to the operation and maintenance of Power Block 3 (other than those relating exclusively to the financial performance of Seller); provided that, where only one (1) original with respect to Power Block 3 exists, Seller shall deliver such original to TEP, who shall hold such original as agent for itself and UNSE. Seller shall be entitled to make at its own expense and retain copies of the records pertaining to Power Block 3 as needed in connection with Tax Returns or other filings with or notices to Governmental Authorities. Each Party shall (a) hold all original records pertaining to the Transferred Assets and not destroy or dispose of any such original records for a period of seven (7) years following the Closing Date (or such longer time as it may be advised by counsel is required by Law), or if any such records pertain to any Proceeding pending at the conclusion of such seven-year period, until such Proceeding is finally resolved and the time for all appeals have been exhausted, and (b) following Closing, allow the other Party and its accountants and counsel upon reasonable request, during normal business hours, full access to the original records pertaining to the Transferred Assets which it holds at no cost, other than costs of copying and other reasonable out-of-pocket expenses; provided, however, that such obligations will not apply to any records subject to any attorney-client privilege; and provided further that in the event of any Proceeding relating to the Transferred Assets, nothing herein shall limit either Party’s rights of discovery under applicable Law.
5.10    Post-Closing Cooperation. After Closing, upon prior reasonable written request, each

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Party shall use Commercially Reasonable Efforts to cooperate with the other Party in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with any inquiries or Proceedings involving the Transferred Assets, but excluding any Proceedings arising from disputes between the Parties. The requesting Party shall reimburse the cooperating Party for any reasonable out-of-pocket expenses paid or incurred by the cooperating Party as a result of any such requested cooperation.

5.11	Confidentiality.
(a)    Pre-Closing Period.
(i)    Unless and until the Closing occurs, (x) Seller shall keep confidential, except as may be approved in writing by Buyers, or as may be necessary for the proper discharge by Seller of its duties under this Agreement, or as may be necessary to be disclosed to taxing authorities and accountants preparing Seller’s tax reports and filings, or as may be required under applicable Law (subject to Section 5.11(a)(ii)(y)(c) below), (1) any and all information received by or in the possession of Seller relating to Buyers’ business, assets, operations or prospects, which is either non-public, confidential or proprietary, or (2) any and all analyses, compilations, data, studies or other documents prepared by or for Buyers relating to the Gila River Power Station (the “Buyers Confidential Information”) and (y) Buyers shall keep confidential, except as may be approved in writing by Seller, or as may be necessary for the proper discharge by Buyers of their duties under this Agreement, including without limitation, seeking the Buyers’ Required Regulatory Approvals, or as may be necessary to be disclosed to taxing authorities and accountants preparing Buyers’ tax reports and filings, or as may be required under applicable Law (subject to Section 5.11(a)(ii) below) (1) any and all information received by or in the possession of Buyers relating to Seller’s business, assets, operations or prospects and/or relating to the Gila River Power Station which is either non-public, confidential or proprietary, or (2) any and all analyses, compilations, data, studies or other documents prepared by or for Buyers or Seller relating to the Gila River Power Station (collectively, the “Seller Confidential Information”, and together with the Buyers Confidential Information, the “Confidential Information”).
(ii)    Notwithstanding Section 5.11(a)(i), (x) Seller and Buyers shall be entitled to the extent necessary for the performance of their respective duties hereunder to disclose Confidential Information of the other Party exclusively to such of its directors, employees, consultants and advisors who are directly concerned with or affected by the carrying out of the Parties’ duties under this Agreement, have a need to know such Confidential Information in order to carry out such duties, and who have agreed to be bound by the terms of this Agreement or are otherwise bound by confidentiality obligations no less restrictive than those contained herein (each, a “Representative” and

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collectively, “Representatives”); provided, however, that each Party shall inform each of such Persons of the confidential nature of such information and of that Party’s obligations of confidentiality in respect thereof and such Party shall be responsible for any breach of such obligations by any recipients of such Confidential Information; and (y) the Parties shall have no obligation with respect to any Confidential Information, as applicable, which (a) at the time of receipt from such other Party was already in the public domain; (b) after receipt from such other Party becomes part of the public domain through no fault of such Party or others acting on behalf of such Party; (c) was rightfully in such Party’s or its Representatives’ possession prior to receipt from such other Party; (d) has been rightfully disclosed to such Party or its Representatives by a third party who has the lawful right to disclose same and who did not receive the information directly or indirectly from such other Party or from another party having obligations to such other Party with respect thereto; or (e) was independently developed by or for such Party or its Representatives by persons who have not had access to Confidential Information disclosed by such other Party. If a Party is required by Law or judicial process to disclose the Confidential Information, the receiving Party shall notify the disclosing Party of the required disclosure of such information, and prior to furnishing such information, the receiving Party shall give the disclosing Party the opportunity to object to the disclosure and/or to seek a protective order or other appropriate remedy in order to limit such disclosure, and (2) in the event no such protective order or other appropriate remedy is obtained prior to the time disclosure is required, or in the event that the disclosing Party waives compliance with the terms of this Section 5.11, the disclosing Party may disclose only that part of the Confidential Information as it is advised by counsel that is required to be disclosed, and shall use its Commercially Reasonable Efforts to ensure that all Confidential Information and other information that is so disclosed will be accorded confidential treatment as close as practicable to that provided hereunder). Nothing in this Agreement shall bar the right of either Party to seek and obtain from any court injunctive relief against conduct or threatened conduct which violates this Section 5.11. For the purposes of this Section 5.11, the Parties agree that Fortis, Inc., and FortisUS, Inc. and their respective directors, officers, employees, consultants and advisors shall be considered Representatives of Buyers.
(iii)    If and when the Closing occurs, the obligations of each Party with respect to confidentiality matters shall be governed solely by the provisions set forth in Section 5.11(b).
(b)    Post-Closing Period. If the Closing occurs, from and after the Closing Date, (x) Buyers and Seller shall hold, and shall use its reasonable efforts to cause its Affiliates and Representatives to protect the Confidential Information as each protects other documents of similar nature in the course of its regular operations.

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(c)    All Confidential Information hereunder shall remain the property of the disclosing Party. If this Agreement is validly terminated pursuant to Article 10, then the receiving Party shall (a) promptly return to the disclosing Party all Confidential Information furnished directly or indirectly by or on behalf of the disclosing Party or any of its Representatives; (b) if requested, promptly destroy all copies, summaries, extracts, memoranda, notes and other writings of, containing, or based upon any Confidential Information, regardless of who prepared such writings; and (c) promptly expunge all Confidential Information from all computers and other electronic or other storage devices, except that neither Party shall be required to destroy Confidential Information stored on backup tapes and each Party may retain one (1) copy of Confidential Information in its files for audit and compliance purposes. The disclosing Party may request a destruction certificate and, within fifteen (15) days following receipt of such request, an officer of the receiving Party shall certify to the disclosing Party, in writing, that the receiving Party has complied with this Section 5.11(c).
(d)    Each Party shall use Commercially Reasonable Efforts to seek mutual agreement on all external press releases, communications or disclosures concerning the Confidential Information or the Closing, except those releases, communications or disclosures which are otherwise required by Law, which shall not be unreasonably withheld or delayed.
(e)    Except as otherwise provided by Section 5.11(c), the Parties’ obligation to maintain the confidentiality of the Confidential Information as required hereunder shall continue for a period of two (2) years following the expiration of this Agreement.
5.12    Complete Disclosure    . If any Party becomes aware of any fact or circumstance that does or would reasonably be expected to render untrue any representation or warranty of such Party in this Agreement or any other statement made or document provided to the other Party, or of any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such Party shall promptly give notice of such fact or circumstance to the other Party.
5.13    Failure to Obtain Consent    . Notwithstanding anything to the contrary contained in this Agreement or any Closing Agreement, to the extent that the transfer to Buyers of any Assigned Contract, Transferred Intellectual Property or Transferred License requires the authorization, approval, consent or waiver of, any Governmental Authority or any other Person, and Buyers, acting in their reasonable discretion, agree to waive the requirement that such Assigned Contract, Transferred Intellectual Property or Transferred License be conveyed as a condition to Closing and the Closing occurs without such authorization, approval, consent or waiver having been obtained, then neither this Agreement nor the transactions contemplated by any Closing Agreement shall constitute a transfer of such Assigned Contract, Transferred Intellectual Property or Transferred License, or an attempt thereof. In the event that Closing occurs without the transfer of such Assigned Contract, Transferred Intellectual Property or Transferred License,

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then, following Closing, each Party shall use its Commercially Reasonable Efforts, and shall cooperate with the other Party, to obtain promptly such authorizations, approvals, consents or waivers; provided, that neither Seller nor Buyers shall be required to pay any consideration for any such authorization, approval, consent or waiver (other than any applicable filing fees) or to agree to any conditions or requirements which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it.
(a)    Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements (to the extent any such arrangements are feasible) designed to provide to Buyers the benefits of such Assigned Contract, Transferred Intellectual Property or Transferred License that Buyers would have obtained had such Assigned Contract, Transferred Intellectual Property or Transferred License been transferred to Buyers at Closing. To the extent Buyers are provided the benefits pursuant to this Section 5.13 of any such Assigned Contract, Transferred Intellectual Property or Transferred License, Buyers shall perform, for the benefit of Seller, the obligations of Seller thereunder and any related liability that, but for the lack of an authorization, approval, consent or waiver in connection with the assignment of such Assigned Contract, Transferred Intellectual Property or Transferred License to Buyers, would have constituted an Assumed Liability, and Seller shall assign to Buyers the right to all receive all payments, proceeds and other monies due or payable thereunder and direct any payor to pay such payments, proceeds and other monies directly to Buyers. Once authorization, approval, consent or waiver for the transfer of any such Assigned Contract, Transferred Intellectual Property or Transferred License not transferred at Closing is obtained, Seller shall transfer any such Assigned Contract, Transferred Intellectual Property or Transferred License to Buyers and, subject to the terms of Section 2.3 and 2.4, the obligations of Seller associated therewith shall thereupon be deemed Assumed Liabilities.
(b)    To the extent any such Assigned Contract, Transferred Intellectual Property or Transferred License cannot be transferred following Closing pursuant to this Section 5.13, Buyers and Seller shall cooperate reasonably in an effort to find and enter into mutually agreeable arrangements (including subleasing, sublicensing or subcontracting), if feasible, to provide the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyers of the obligations thereunder. If Seller receives any payments, proceeds or other monies in respect of such Assigned Contract, Transferred Intellectual Property or Transferred License in connection with the arrangements under this Section 5.13, Seller shall hold the same in a segregated account in trust for Buyers, and pay the same over to Buyers promptly upon receipt thereof without deduction. This Section 5.13 shall in all cases be limited to the extent necessary not to result in a violation of applicable Law.
5.14    Existing Encumbrances. Seller shall cause all of the Existing Encumbrances to be fully discharged and released with respect to the Transferred Assets prior to or simultaneously with

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Closing and, at Closing, the Existing Encumbrances shall cease to be deemed Permitted Encumbrances and Seller shall transfer to Buyers the Transferred Assets, free and clear of all such Existing Encumbrances. Without limiting the foregoing, (i) with respect to any easements, licenses and other real property rights conveyed to Buyers pursuant to this Agreement or the Closing Agreements, including all easements and other rights pursuant to the Reciprocal Easement Agreement, the Pipeline Easements, the Second Amended and Restated Ownership Agreement, or the Special Warranty Deed, that do or may encumber, cover or affect any portion of the remainder of the Gila River Power Station as to which any Existing Encumbrances may remain in place, Seller shall cause the holders of all such Existing Encumbrances to execute and deliver at or prior to Closing such written instruments subordinating the liens of such Existing Encumbrances to all of such easements, licenses and other rights, in recordable form and otherwise in form and substance reasonably acceptable to Buyers, and (ii) Seller shall cause each Credit Facility Agent to deliver at or prior to Closing the Credit Facility Release Documentation.
5.15    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyers, it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.
5.16    Risk of Loss. During the Interim Operational Period, all risk of loss or damage to the property included in the Transferred Assets shall, as between Buyers and Seller, be borne by Seller. If the Transferred Assets are damaged or destroyed by fire, theft, vandalism, or other insurable casualty event (each such event, an “Event of Loss”), or are taken by a Governmental Authority by exercise of the power of condemnation or eminent domain (each, a “Taking”), then the following provisions of this Section 5.16 shall apply:
(a)    If, before the Closing Date, all or any portion of Power Block 3 or the Common Facilities becomes subject to or is threatened with a Taking, Seller shall notify Buyers promptly in writing of such fact. If such Taking would create a Material Adverse Effect, then Buyers may, at their option, (i) receive from Seller an assignment of any claim, settlement or proceeds thereof with respect to the applicable Transferred Assets and proceed with the transactions contemplated by this Agreement, or (ii) terminate this Agreement pursuant to Article 10.
(b)    If any time before the Closing Date all or any portion of Power Block 3 or the Common Facilities are damaged or destroyed by one or more Events of Loss, and the fair market value of such damaged or destroyed Transferred Assets (disregarding the effect of such damage or destruction) or the projected cost of repair of the Transferred Assets that were damaged, lost or destroyed is less than ten percent (10%) of the Initial Purchase Price, Seller may, at its option, either (i) cause the actual damage or destruction to be repaired or replaced in accordance with

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Prudent Operating Practices to a good operating condition and that otherwise satisfies the representations and warranties contained in the Agreement; provided that at any Closing following such repair or replacement, for purposes of Section 8.2(a) only, Section 3.11 shall be included in the last parenthetical contained therein, (ii) reduce the Purchase Price by the lesser of (x) the fair market value of the Transferred Assets damaged or destroyed (such value to be determined as of the date immediately prior to such damage or destruction), or (y) Seller’s share of the estimated cost to repair or restore the same (any disagreement with respect thereto being resolved in accordance with Section 2.11), (iii) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance with respect to such damages or destroyed Transferred Assets to Buyers, or (iv) bear Seller’s share of the costs of repairing, or restoring such damaged or destroyed portions of Power Block 3 or the Common Facilities to the extent the proceeds of applicable insurance transferred to Buyers are insufficient to do so. In order to accomplish the foregoing, Seller may delay the Closing and any right to terminate this Agreement for a reasonable time (but not to exceed six (6) months) necessary to accomplish the same.
(c)    If (i) any time before the Closing Date all or any portion of Power Block 3 or the Common Facilities are damaged or destroyed by an Event of Loss, and the fair market value of such damaged or destroyed Transferred Assets (disregarding the effect of such damage or destruction) or the projected cost of repair of the Transferred Assets that were damaged, lost or destroyed is greater than ten percent (10%) of the Initial Purchase Price or (ii) Power Block 3 fails to achieve the Minimum Performance Threshold for Net Unit Output and/or Heat Rate, then Seller may elect to cause the actual damage, destruction or deficiency to be repaired or replaced in accordance with Prudent Operating Practices to a good operating condition and that otherwise satisfies the representations and warranties contained in the Agreement and the Minimal Performance Thresholds; provided that at any Closing following such repair or replacement, for purposes of Section 8.2(a) only, Section 3.11 shall be included in the last parenthetical contained therein; provided further that the time for completion of the projected repair of the Transferred Assets, using reasonable due diligence and Commercially Reasonable Efforts, is no later than June 1, 2015. If Seller does not elect to cause the actual damage, destruction or deficiency to be repaired or replaced in accordance with the preceding sentence, Buyers may elect to (x) if an Event of Loss has occurred, require Seller upon the Closing to transfer the rights to Seller’s share of proceeds (or the right to the proceeds) with respect to the Transferred Assets of applicable insurance to Buyers and proceed with the transactions contemplated by this Agreement unless such proceeds have been expended repairing the Transferred Assets that were damaged, lost or destroyed by the relevant Events of Loss, (y) terminate this Agreement or (z) or mutually agree with Seller as to an alternate resolution.
5.17    Closing Agreements    . At Closing, each of the Parties shall enter into the Closing Agreements to which it is to be a party.

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ARTICLE 6
ADDITIONAL COVENANTS OF SELLER
Seller hereby additionally covenants, promises and agrees as follows:
6.1    Access and Information.
(a)     Due Diligence. Throughout the Interim Operational Period, Seller shall, and shall cause its Affiliates to: (i) upon reasonable notice to Seller, during normal business hours, provide Buyers and their Representatives reasonable access to and the right to inspect and perform non-invasive sampling of all of the Transferred Assets, the Pipeline and all books and records and other documents and data related thereto; (ii) furnish Buyers and their Representatives with such financial, operating and other data and information related to the Transferred Assets and the Pipeline as Buyers or any of their Representatives may reasonably request; (iii) upon reasonable notice to Seller, permit Buyers and their Representatives to interview managerial personnel familiar with the Transferred Assets, the Pipeline and the Gila River Power Station, generally; (iv) instruct the Representatives of Seller to cooperate with Buyers in their investigation of the Transferred Assets and the Pipeline; (v) provide Buyers with copies of any proposed amendment to any Assigned Contract and any proposed new Contract relating to the Transferred Assets, regardless of whether prior written consent of Buyers’ relating thereto is required by Section 6.2; and (vi) provide Buyers with copies of any correspondence or notice asserting or threatening the assertion of a default under or termination of any Contract relating to the Transferred Assets. No investigation by Buyers or information received by Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Notwithstanding the foregoing, Seller shall not be required to provide any information or allow any inspection (x) which it reasonably believes it may not provide to Buyers or allow by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Seller or its Affiliates is required to keep confidential or prevent access to by reason of agreement with third parties so long as Seller has used Commercially Reasonably Efforts to obtain the consent of such third party to such disclosure or (y) to the extent that it pertains to outage plans, market information, forecasts, or planned dispatch of the Power Blocks other than Power Block 3. Buyers’ right to conduct such activities shall be subject to the following:
(i)    All activities of Buyers or their representatives undertaken in connection with such investigation shall comply with applicable Law in all material respects, including Laws relating to worker safety and, with respect to invasive environmental testing, to proper disposal of any samples taken and any soil or water generated in the process of taking any environmentally invasive samples;
(ii)    Seller shall be permitted to have one or more of its representatives present during all such investigations, and may take split samples, and copy the results of onsite testing

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and visual inspections;
(iii)    Buyers shall, at their own cost, repair any damage to any portion of the Gila River Power Station or the Pipeline caused by the investigative activities of Buyers or their representatives;
(iv)    Buyers shall take commercially reasonable actions and implement commercially reasonable protections necessary to ensure that actions taken under this Section 6.1, and equipment, materials and substances generated, used or brought onto the Power Block 3 Site or the Common Property by Buyers, pose no threat to the safety or health of individuals or the environment;
(v)    Buyers shall be responsible for, and shall indemnify Seller and its Affiliates against, any property damage or personal injury incurred by Seller or any other Person to the extent caused by Buyers’ activities under this Section 6.1; and
(vi)    All such activities of Buyers shall be conducted in a manner so as not to disturb or interfere with the normal operations of the Transferred Assets, the Gila Bend Power Station or Seller’s conduct of its business.
(b)    E&O Updates. Throughout the Interim Operational Period, Seller shall meet monthly with Buyers to discuss Engineering & Operational (“E&O”), performance, environmental and budget matters relating to Power Block 3, the Common Facilities and the Common Property. Throughout the Interim Operational Period, Buyers may request that Seller provide Buyers with Power Block 3 data from the “Plant Information Database”. Seller shall also provide to Buyers prior notice of any environmental tests or inspections being performed on the Transferred Assets during the Interim Operational Period.
(c)    Financial Updates. During the Interim Operational Period, Seller shall deliver to Buyers monthly budgets related to Power Block 3, the Common Facilities and the Common Property and all reports and information relative to outage schedules, and shall keep Buyer timely informed of progress towards completion of the Scheduled Capital Projects and the Scheduled Maintenance Projects.
(d)    Taxes Updates. By July 31, 2014, Seller shall provide to Buyers (i) copies of Arizona property tax return Forms 82050 and 82054 for Tax Year 2015, (ii) Arizona Department of Revenue Notices of Value for Tax Year 2015, and (iii) work papers supporting the allocation of value between Buyers and Seller for Tax Year 2015.
6.2    Operations during Interim Operational Period    . Except as otherwise expressly required or permitted by this Agreement or authorized by Buyers in writing, from the Effective Date until Closing or termination of this Agreement, Seller shall (i) operate and maintain, or

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cause to be operated or maintained, Power Block 3, the Common Facilities and the Pipeline in the ordinary course of business consistent with past practices, Prudent Operating Practices and any applicable requirements of any Closing Agreement, (ii) comply in all material respects with all applicable Laws relating to the Power Block 3, the Common Facilities and the Pipeline, including all Environmental Laws, (iii) keep in full force and effect all Assigned Contracts and material Licenses pertaining to the operation of the Power Block 3, and (iv) keep in full force and effect all Assigned Contracts and material Licenses pertaining to the operation of the Pipeline and maintain and operate, or cause to be maintained and operated, the Pipeline in the ordinary course of business consistent with past practices and Prudent Operating Practices applicable to gas pipelines. Without limiting the foregoing, prior to Closing or termination of this Agreement, and except as otherwise expressly permitted under the terms of this Agreement, Seller shall not, without the prior written consent of Buyers:
(a)    (I) Amend, modify, terminate, renew or renegotiate any existing Assigned Contract or (II) enter into any new Contract relating to the Transferred Assets, other than the Spare Parts Agreement, resulting in an Assumed Liability and obligating Seller to pay or entitling Seller to receive more than $100,000 under any individual Contract, or in the aggregate an amount in excess of $250,000;
(b)    Sell, lease, transfer or dispose of or acquire, or make any Contract for the sale, lease, transfer or disposition or acquisition of, any assets or properties included in the Transferred Assets, other than Transferred Assets used or consumed in the ordinary course of business consistent with past practice and Prudent Operating Practices so long as, other than with respect to Transferred Assets that are consumables, the same are replaced with items of value, utility and useful life at least equal to that of the item removed as of the Effective Date;
(c)    Incur, assume, guaranty, or otherwise become liable in respect of any obligation or liability pertaining to the Transferred Assets resulting in Assumed Liabilities except in the ordinary course of business consistent with past practice, but in no instance resulting in any Assumed Liability or any Encumbrance other than a Permitted Encumbrance exceeding $100,000 in any individual transaction, or in the aggregate an amount in excess of $250,000;
(d)    Amend any License, other than routine renewals or as otherwise required by applicable Law that does not alter in any material respect the terms of any License as in effect on the Effective Date; for the avoidance of doubt, Seller may not, and shall not permit GBOC to, apply for or obtain any amendment to or renewal of the Title V Permit for the Gila River Power Station without Buyers’ prior written consent (not to be unreasonably withheld or delayed);
(e)    Institute or settle any Proceeding relating to the Transferred Assets except for those matters set forth in Schedule 2.2(h)(viii), all of which shall be at no cost or other expense to Buyers;

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(f)    Liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations;
(g)    Fail to maintain its limited liability company existence or merge or consolidate with any other person;
(h)    Fail to maintain Power Block 3, the Pipeline, Common Facilities and Common Property in the condition existing as at the Effective Date, ordinary wear and tear excepted;
(i)    Fail to maintain the books and records relating to the Transferred Assets in the ordinary course consistent with past practices, including any and all NERC compliance requirements, or change the Seller’s capitalization policies following execution of this Agreement;
(j)    Relocate any Transferred Asset to any other location;
(k)    Delay the payment and discharge of any portion of any obligation or liability that will be an Assumed Liability at Closing beyond its currently scheduled payment or performance date;
(l)    Subject any Transferred Asset to any new Encumbrance, except for Permitted Encumbrances;
(m)    Except for planned improvements and capital expenditures set forth on Appendix F, make any alteration to Power Block 3 or permit any Affiliate to make any alteration of the Pipeline, unless such alteration is required by Law or otherwise approved in advance in writing by Buyers;
(n)    Take any action which would cause any of Seller’s representations and warranties set forth in Article 3 to be materially inaccurate as of Closing;
(o)    Except with respect to the sale of Power Block 4 and any related Common Facilities and Common Property, enter into any agreement regarding the sale or lease of all or any portion of the Common Property, or enter into any agreement regarding the development of any portion of the Common Property that would require the consent or approval of Buyers under the Second Amended and Restated Ownership Agreement had it been in effect at the time; or
(p)    Agree or commit to take any action prohibited by the foregoing clauses (a) through (o).
6.3    Insurance    . From the Effective Date until Closing or termination of this Agreement, Seller shall maintain all of the insurance coverages specified in Schedule 6.3 in respect of the Transferred Assets, the Pipeline and the Common Facilities. Until Closing, Seller will not take any action that will decrease the level of insurance for Power Block 3 or the Common Facilities as in effect on the Effective Date, including without limitation, property damage and liability insurance. In addition, Seller agrees to use Commercially Reasonable Efforts to assist Buyers in

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making claims against Pre-Closing insurance policies of Seller that may provide coverage related to Assumed Liabilities.
6.4    Insurance Claims. With respect to any loss, liability, damage or expense incurred by Buyers as a result of conditions, circumstances or events occurring after Closing for which Seller or any of its Affiliates would be entitled to assert, or cause any Affiliate or other Person to assert, a claim for recovery under any policy of insurance maintained by Seller or any of its Affiliates in respect of the Transferred Assets, at the request of Buyers, Seller shall use Commercially Reasonable Efforts to assert (or cause its applicable Affiliate or such other Person to assert), or to assist Buyers in asserting, one or more claims under such insurance covering such loss, liability, damage or expense if Buyers are not themselves entitled to assert such claim but Seller or any of its Affiliates is so entitled. Any recovery received by Seller or such Affiliate or other Person, and allocable to the Transferred Assets, as a result of any such assertion shall be promptly paid to Buyers.

6.5	Notice of Certain Events.
(a)     During the Interim Operational Period, Seller shall promptly notify Buyers in writing of:
(i)    the occurrence of any of items set forth in Section 6.2;
(ii)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller in Article 3 not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.2, Section 8.3, Section 8.5 or Section 8.9 to be satisfied;
(iii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iv) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(v) any notice or other communication to or from any Governmental Authority in connection with any Environmental Law or Seller’s noncompliance therewith; and
(vi) any Proceedings commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting the Transferred Assets or the Assumed Liabilities that, if pending on the Effective Date, would have been required to have been disclosed

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pursuant to Section 3.10 or that relate to the consummation of the transactions contemplated by this Agreement.
(b) Subject to Section 6.10, Buyers’ receipt of information pursuant to this Section 6.5 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement any schedule to this Agreement.
6.6    Representations and Warranties. Prior to Closing or termination of this Agreement, unless Buyers shall otherwise consent in writing, Seller shall not take any action which would cause any of Seller’s representations and warranties set forth in Article 3 to be materially inaccurate as of Closing.
6.7    Non-Solicitation.
(a)    Prior to the Closing Notice Date or any extensions thereof, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.
(b)    Prior to the Closing Notice Date or any extensions thereof, Buyers shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, without the prior written consent of Seller to be given or withheld in its sole discretion (i) solicit or accept any offer from, or submit any proposal to, any person or entity other than Seller relating to the direct or indirect purchase, lease or other acquisition of any generation resource, including any proposal Buyers may have received in connection with TEP’s 2013 Request for Proposals for Power Plant Purchases issued May 10, 2013 other than those from Seller or its Affiliates (an “Alternate Proposal”); (ii) enter into discussions or negotiations with, or provide any non-public information to, any Person concerning a possible Alternate Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Alternate Proposal. Buyers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Alternate Proposal. Notwithstanding the foregoing, an Alternative Proposal shall not include Buyers’ potential acquisition of (i) any interest in Unit #1 of the Springerville Generating Station, (ii) the purchase of electrical energy, capacity and other

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electrical product not involving the purchase of a generation resource itself, for a term not greater than two (2) years, (iii) emergency or back-up generating equipment necessary to satisfy Buyer's service obligations or to comply with regulatory requirements, (iv) any renewable generation resource, (v) any generation resource replacing an existing generation resource of either Buyer that is retired (due to casualty or otherwise) so long as net generating capacity of the replacement resource does not exceed more than 150% of the net generating capacity of the existing resource or (vi) increased ownership percentage of one or more Existing Generation Resources.
(c)    Seller and Buyers agree that the rights and remedies for noncompliance with this Section 6.7 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Seller or Buyers, as applicable, and that money damages would not provide an adequate remedy to Seller or Buyers, as applicable.

6.8	Financial Representations.
(a)    Included in the Electronic Data Room are: (i) the unaudited balance sheet and related unaudited statements of income and cash flow of Seller Parent as of September 30, 2013, for the nine (9) months then ended; and (ii) the audited consolidated balance sheet and related audited statements of income and cash flow of Seller Parent as of December 31, 2012 (the “Balance Sheet Date”) for the twelve (12) months then ended (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) and fairly present the financial condition and results of operations of Seller Parent as of the respective dates thereof and for the periods therein referred.  The Financial Statements reflect the consistent application of accounting principles used therein throughout the periods involved.
(b)    From and after the Balance Sheet Date up until the Effective Date of this Agreement, Seller Parent has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities and obligations (a) which would not be required to be accrued or disclosed on Seller Parent’s balance sheet, related statements of income, members equity and cash flows under GAAP; (b) which were incurred in the ordinary course of business consistent with past practice; or (c) which are disclosed in Electronic Data Room.
6.9    Seller Credit Support.
(a)    Seller shall cause the Seller Credit Support to remain in full force and effect until the date that is twelve (12) months following the Closing Date (as such date may be extended as provided herein, the “Seller CS Release Date”). Buyers shall not draw upon, or exercise any rights with respect to, the Seller Credit Support except to the extent Buyers are permitted to do so under Section 2.10, this Section 6.9 or Section 11.2 of this Agreement.

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(b)    Upon the occurrence of the Seller CS Release Date, Buyers shall, subject to Section 6.9(c), promptly cause the Escrow Agent to return such Seller Credit Support to Seller to the extent not otherwise paid to Buyers in accordance with the terms of this Agreement.
(d)    If on the Seller CS Release Date there are one or more pending Third Party Claims or direct claims for which a Buyer Indemnified Party may be entitled to be indemnified hereunder (any such claim or claims referred to herein collectively as a “Pending Claim”), then Seller shall, no later than the Seller CS Release Date continue to post the Seller Credit Support in an amount equal to the lesser of (A) Buyers’ good faith estimate of the amount of such Pending Claim and (B) the amount of remaining Seller Credit Support (the “Pending Claim Amount”). Upon resolution of any such Pending Claim, the amount of the Seller Credit Support not used to satisfy such Pending Claim, if any, shall be immediately released to Seller.
6.10    Schedule Update. From time to time prior to the Closing Date, Seller may at its option supplement or amend and deliver updates to any Schedule that has been rendered inaccurate or incomplete since the Effective Date solely as a result of matters or events first occurring after the Effective Date as necessary to complete or correct any information in such Schedules; for the avoidance of doubt, Schedules that are inaccurate or incomplete due to events or matters occurring prior to the Effective Date as to which Seller first gained knowledge after the Effective Date are not eligible to be updated. Seller shall provide Buyers with any such supplement or amendment by written notice (each, a “Schedule Update”) in accordance with Section 12.1. If the matters identified in a Schedule Update, individually or collectively with matters identified in any other Schedule Update, constitute a Material Adverse Effect, then Buyers may, at any time during the ten (10) Business Days following their receipt of any such Schedule Update, elect to terminate this Agreement pursuant to Section 10.1(f). If Buyers do not so timely elect (subject to the preceding sentence with respect to the cumulative effect of matters identified in all Schedule Updates, whether prior to or after the Schedule Update in question), the Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in Article 3 as of the date of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter, subject to the succeeding sentence. Notwithstanding the foregoing, Buyers shall be entitled to indemnification subject to and in accordance with Section 11.2(a) and the limitations and thresholds contained in Article 11 in an aggregate amount not to exceed five million Dollars ($5,000,000) to the extent of the inaccuracy of any representation or warranty made by Seller (disregarding all Schedule Updates) that is affected by any Schedule Update results in any Losses to Buyers; provided that Buyers shall not be entitled to any indemnification pursuant to this sentence with respect to any Contracts or other matters approved by or consented to by Buyers pursuant to this Article 6.

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ARTICLE 7
ADDITIONAL COVENANTS OF BUYERS
7.1    Resale Certificate. Buyers agree to furnish to Seller any resale certificate or certificates or other similar documents reasonably requested by Seller to comply with pertinent sales and use tax Laws.
7.2    Conduct Pending Closing. Prior to Closing or termination of this Agreement, unless Seller shall otherwise consent in writing, Buyers shall not take any action which would cause any of Buyers’ representations and warranties set forth in Article 4 to be materially inaccurate as of Closing.
ARTICLE 8
CONDITIONS TO CLOSING
The obligations of Buyers and Seller to consummate the Transactions at Closing shall be subject to fulfillment at or prior to Closing of the following conditions, unless Buyers or Seller, as applicable, waive such conditions in writing:
8.1    Termination of Agreement. This Agreement shall not have been duly terminated.
8.2    Representations and Warranties.
(a)    The representations and warranties of Seller set forth in Article 3 of this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date as if restated in full as of such time (other than any such representation and warranty made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), and those that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date as if restated in full as of such time (other than any such representation and warranty made as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date, and other than the representations and warranties set forth in Sections 3.2, 3.7(b)-(c), 3.8(b), 3.11 (solely to the extent provided in Sections 5.16(b)-(c), if applicable) and 3.23, which shall be true and correct without giving effect to any additional materiality qualification or standard otherwise provided by this Section).
(b)    The representations and warranties of each Buyer set forth in Article 4 of this Agreement that are qualified by materiality shall be true and correct as of the Closing Date as if restated in full as of such time (other than any such representation and warranty made as of a particular date, in which case such representation and warranty shall be true and correct as of such particular date), and those that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date as if restated in full as of such time (other than any such

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representation and warranty made as of a particular date, in which case such representation and warranty shall be true and correct in all material respects as of such particular date).
8.3    Performance by Buyers and Seller. Each Buyer and Seller shall have performed and complied in all material respects with all of its respective agreements, obligations and covenants (including but not limited to those set forth in Articles 5, 6 and 7) hereunder during the Interim Operational Period.
8.4    Licenses, Approvals, Buyers’ Required Regulatory Approvals. The waiting period under the HSR Act shall have been satisfied, if applicable. All of the following have been obtained: Seller Approvals set forth in Schedule 3.4(a), Seller’s Required Licenses set forth on Schedule 3.4(b), Buyers’ Approvals set forth on Schedule 4.4(a), Buyers’ Required Regulatory Approvals set forth on Schedule 4.4(b). All Transferred Licenses that lawfully may be transferred on or prior to Closing shall have been transferred to Buyers prior to Closing or shall be transferred at Closing pursuant to the Bill of Sale and Assignment.
8.5    No Restraint. There shall be no:
(a)Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Authority of competent jurisdiction which directs that the Transactions shall not be consummated as herein provided; or
(b)Law enacted which would render the purchase and sale of any portion of the Transferred Assets illegal.
8.6    Title Insurance.
(a)    The Title Insurer shall have issued a Title Policy (or an irrevocable commitment to issue same acceptable to Buyers, and Seller has satisfied all the conditions necessary for Title Insurer to issue the Title Policy, except those that are required to be delivered at Closing) in accordance with Section 5.3; and
(b)    Any and all liens and Encumbrances (other than Permitted Encumbrances) on the Transferred Assets, constituting personal property shall have been released and any documents necessary to evidence such release shall have been delivered to Buyers.
8.7    Closing Agreements. Buyers and Seller and any of its Affiliates which are parties to any Closing Agreements shall have executed and delivered the respective Closing Agreements to be executed by each of them.
8.8    Material Adverse Effect. No change, event, circumstance, condition, or effect shall have occurred from and after the Effective Date that, individually or in the aggregate with any other changes, events, circumstances, conditions or effects, is or would reasonably be expected

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to be a Material Adverse Effect.
8.9    Credit Facility Release Documentation. All of Seller’s Credit Facility Release Documentation shall have been obtained necessary for the Seller’s consummation of the transactions contemplated by this Agreement.
8.10    Seller’s Closing Certificate. Buyers shall have received from Seller an officer’s certificate (“Seller’s Closing Certificate”) in the form attached hereto as Exhibit D dated as of the Closing Date and executed on Seller’s behalf by its chief executive officer, president, chief financial officer or treasurer or duly authorized vice president, in each case in his or her capacity as such, stating that the conditions with respect to Seller provided in Sections 8.2 and 8.3 have been satisfied.
8.11    Buyers’ Closing Certificate. Seller shall have received from Buyers an officer’s certificate (“Buyers’ Closing Certificate”) in the form attached hereto as Exhibit E dated as of the Closing Date and executed on Buyers’ behalf by its chief executive officer, president, chief financial officer or treasurer or duly authorized vice president, in each case in his or her capacity as such, stating that the conditions with respect to Buyers provided in Sections 8.2 and 8.3 provided in the Agreement have been satisfied.
8.12    Major Subdivision Approval. Buyers shall have received reasonably satisfactory evidence of the Major Subdivision Approval.
8.13    Second Amended and Restated Ownership Agreement. Buyers, Seller and Sundevil shall have finalized the Second Amended and Restated Ownership Agreement in a form acceptable to Buyers in their sole discretion, and Buyers shall have received confirmation satisfactory to Buyers of Sundevil’s consent thereto.
8.14    Other FERC Approvals. The Parties shall have received FERC acceptance of all agreements related to transfer of the Transmission Rights Interest as filed by APS and FERC acceptance of all agreements related to the amendment of the Interconnection and Operating Agreement.
ARTICLE 9
CLOSING
9.1    Closing.
(a)    It is anticipated that TEP shall acquire an undivided seventy-five percent (75%) interest in the Transferred Assets, and UNSE shall acquire an undivided twenty-five percent (25%) interest in the Transferred Assets; provided that, TEP and UNSE may up until Closing, at their absolute discretion, agree to modify the percentage ownership allocation between them;

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provided, however, that, if all conditions set forth in Article 8 have been satisfied (other than conditions which by their nature are to be satisfied at the Closing or conditions that are within the sole control of Buyers) with respect to one but not both of TEP and UNSE on or prior to November 14, 2014, the other Buyer shall be obligated to purchase 100% of the Transferred Assets at Closing.
(b)    The Closing provided for in this Agreement will take place at the corporate offices of TEP at 10:00 a.m. (local time) on the later of (or such other date as Buyers and Seller may mutually agree in writing): (i) the fifteenth (15th) Business Day following the date on which the last of the conditions set forth in Article 8 have been satisfied or waived by the Party entitled to waive the same (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and (ii) the fifteenth (15th) Business Day following the date on which Buyers provide notice to Seller of their desire to consummate the closing (the “Closing Date”). Unless agreed to by Buyers, the Closing shall take place no earlier than December 1, 2014, and unless agreed to by Seller, the Closing shall take place no earlier than September 1, 2014. At Closing, subject to the terms and conditions hereof, the following will occur: At or before Closing, Buyers and Seller shall deliver or cause to be delivered to each other all the following documents, instruments and other items in each case duly executed by an authorized signatory of Buyers and Seller or other applicable Person (including GBOC, Wood Group and Sundevil, as applicable) and, if applicable, acknowledged and in due form for recording (collectively the “Closing Agreements”):
9.2    Jointly Executed Closing Agreements. Subject to the terms and conditions hereof, at the Closing, Buyers and Seller shall deliver, or cause to be delivered, the following to each of the other Parties:
(a)a Bill of Sale and Assignment (the “Bill of Sale and Assignment”) executed by Buyers and Seller transferring all of the Transferred Power Related Assets in the form attached as Exhibit F;
(b)the Amended and Restated Reciprocal Easement Agreement executed and acknowledged by Buyers, Seller and Sundevil in the form to be attached as Exhibit C when agreed by the parties thereto;
(c)the Second Amended and Restated Ownership Agreement and the Memorandum of the Second Amended and Restated Ownership Agreement executed by Buyers, Seller and Sundevil in the form to be attached as Exhibit I when agreed by the parties thereto;
(d)the Seller O&M Agreement Amendment executed by Seller, GBOC and Wood Group in the form to be attached as Exhibit G when agreed by the parties thereto;
(e)the GBOC LLC Agreement Joinder executed by Buyers, Seller and Sundevil in the form

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to be attached as Exhibit J when agreed by the parties thereto;
(f)the Buyers O&M Agreement executed by Buyers and GBOC in the form to be attached as Exhibit B when agreed by the parties thereto;
(g)the amendment to the Interconnection and Operating Agreement executed by APS, Seller and Buyers;
(h)the instrument executed by Seller and Buyers assigning the Transmission Rights Interest to Buyers;
(i)the Credit Facility Release Documentation executed by Buyers and Seller and all other required counterparties;
(j)any other documentation, if any, required for a transfer of a 25% undivided ownership interest as tenants in common in the Water Rights;
(k)the Transitional Services Agreement executed by Entegra Power Services LLC and Buyers; and
(l)any other Closing Agreements to which Buyers and Seller are to be a Party.
9.3    Buyers’ Executed Closing Agreements. Subject to the terms and conditions hereof, at the Closing, Buyers shall deliver, or cause to be delivered, the following to the Seller:
(a)    A good standing certificate or comparable document, if any, dated as of a date not earlier than fifteen (15) Business Days prior to the Closing Date, for each of the Buyers issued by the ACC;
(b)    Certified copies of the resolutions of each of Buyers’ respective boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions;
(c)    A certificate of the Secretary or Associate Secretary of each Buyer identifying the name and title and bearing the signatures of the officers of each Buyer authorized to execute and deliver this Agreement, each Closing Agreement to which each Buyer is a party and the other agreements contemplated hereby;
(d)    Evidence, in form and substance reasonably satisfactory to Seller, of Buyers’ receipt of Buyers’ Required Regulatory Approvals;
(e)    an amount in immediately available funds, by way of wire transfer to an account or accounts designated by Seller, equal to the Estimated Purchase Price, less the amount of the Deposit, if any, and the amount of the Seller Credit Support;

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(f)    an amount in immediately available funds, by way of wire transfer to an account in the name of the Escrow Agent equal to the amount of the Seller Credit Support; and
(g)    All such other agreements, documents, instruments and writings required to be delivered by each Buyer at or prior to the Closing Date pursuant to this Agreement.
9.4    Seller’s Executed Closing Agreements. Subject to the terms and conditions hereof, at the Closing, Seller shall deliver, or cause to be delivered, the following to the Buyers:
(a)    A good standing certificate issued by the Delaware Secretary of State and a certificate of authority to transact business issued by the Arizona Secretary of State, each dated as of a date not earlier than fifteen (15) Business Days prior to the Closing Date;
(b)    Certified copies of the resolutions of Seller’s members, managers or other governing body authorizing the execution, delivery and performance of this Agreement and the Transactions;
(c)    a certificate of the Secretary or Associate Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Closing Agreement to which Seller is a party and the other agreements contemplated hereby;
(d)    evidence, in form and substance reasonably satisfactory to Buyers, of Seller’s receipt of Seller’s Approvals and Transferred Licenses;
(e)    to the extent available, originals of all of the Assigned Contracts, and, if such originals are not available, true and correct copies thereof certified by Seller, together with all required assignments to transfer to Assigned Contracts, duly executed by all parties thereto;
(f)    the Deed for the Transferred Real Property Assets executed by Seller;
(g)    the Affidavit of Property Value executed by Seller;
(h)    Certificates of non-foreign status in the form required by Section 1445 of the Code duly executed by Seller;
(i)    I.R.C. §754 election for Seller’s Federal Income Tax Return for the year that includes the Closing Date;
(j)    if the Escrow Agreement was not executed in connection with the Deposit, the duly executed Escrow Agreement in respect of the Seller Credit Support; and
(k)    all such other agreements, documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement.

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ARTICLE 10
TERMINATION
10.1    Termination. This Agreement may be terminated only:
(a)At any time, by mutual written consent of Seller and Buyers;
(b)By either Party upon written notice to the other Party if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions;
(c)Subject to Section 5.16, by either Party upon written notice to the other Party on or after December 31, 2014; provided that Buyers cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of Buyers to perform any of its obligations hereunder and Seller cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Seller to perform any of its obligations hereunder;
(d)By Buyers pursuant to Section 5.3(d), Section 5.3(f), Section 5.6, Section 5.16(a) and Section 5.16(c);
(e)By Seller if there has been a misrepresentation with respect to a Buyers’ representations and warranties in this Agreement (without giving effect to materiality, Material Adverse Effect, or similar phrases in such representations and warranties) that would result in a Material Adverse Effect, or a material default or breach by a Buyer with respect to the due and timely performance of the Buyers’ covenants and agreements contained in this Agreement, and such misrepresentation, default or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by the Buyers, of written notice specifying particularly such misrepresentation, default or breach;
(f)By either Buyer if there has been a misrepresentation with respect to Seller’s representations and warranties in this Agreement (without giving effect to materiality, Material Adverse Effect, or similar phrases in such representations and warranties) or breach of an obligation or covenant of Seller, any of which individually or in the aggregate would result in a Material Adverse Effect, or a material default or breach by Seller with respect to the due and timely performance of any of Seller’s covenants and agreements contained in this Agreement, and such misrepresentation, default or breach is not cured by the earlier of the Closing Date, or the date thirty (30) days after receipt by Seller of written notice specifying particularly such misrepresentation, default or breach;

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(g)By Seller upon written notice to Buyers, if (x) all conditions set forth in Article 8, other than those that are within the sole control of Buyers, have been satisfied (other than conditions which by their nature are to be satisfied at the Closing) and (y) notwithstanding the foregoing, Buyers have not provided notice to Seller of their desire to consummate the Closing pursuant to Article 9 on or prior to the Closing Notice Date; or
(h)By either Party upon written notice to the other Party if (A) the body of the Second Amended and Restated Ownership Agreement and (I) the Escrow Agreement (if the Deposit is to be made pursuant to Section 2.8(a)) or (II) the Letter of Credit (if the Letter of Credit is to be delivered to Seller pursuant to Section 2.8(a)) have not been agreed to by the applicable parties thereto by January 31, 2014, or (B) all schedules, exhibits, appendices and other attachments to the Second Amended and Restated Ownership Agreement, the Amended and Restated Reciprocal Easement Agreement, the Seller O&M Agreement Amendment, the GBOC LLC Agreement Joinder, the Buyers O&M Agreement (and related addendum) and the Escrow Agreement (if the Letter of Credit is to be delivered pursuant to Section 2.8(a)) have not been agreed to by the applicable parties thereto by February 15, 2014.
10.2    Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, the Parties shall have no further obligations or liabilities hereunder, except as provided in Section 2.8, Section 5.2, and Section 5.11; provided that nothing in this section shall relieve any Party from liability for any breach of this Agreement by such Party prior to termination of this Agreement.
ARTICLE 11
SURVIVAL AND INDEMNIFICATION

11.1	Survival.
(a)Except for the representations and warranties set forth in Sections 3.1, 3.2, 3.8(b), 3.12, and 3.19, which shall survive Closing indefinitely, the representations and warranties of Buyers and Seller set forth in this Agreement and in any certificate delivered pursuant hereto shall survive Closing until the date that is twelve (12) months following the Closing Date.
(b)The covenants and obligations of the Parties set forth in this Agreement shall survive until fully performed.
(c)In the event written notice of any claim for indemnification under Section 11.2(a) or (b) or Section 11.3(a) or (b) shall have been given in accordance herewith within the applicable survival period specified in paragraphs (a) or (b) above setting forth such claim in reasonable detail (including the legal and factual basis for such claim and the Losses (defined below) incurred), the representations, warranties, covenants and agreements that are subject of such

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indemnification claim shall survive with respect to that claim only until such time as the claim is fully and finally resolved.
11.2    Indemnity by Seller. From and after Closing, and subject to the terms and conditions set forth in Section 11.4 and Section 11.5 and the limitations set forth in Section 11.1 and this Section 11.2, Seller shall indemnify and hold Buyers and their respective Affiliates and their respective officers, directors, representatives, owners, and advisors (each, a “Buyers Indemnified Party” and collectively, the “Buyers Indemnified Parties”) harmless for, from and against any and all claims, including Third Party Claims, demands, suits, loss, liability, damage and expense, including reasonable attorneys’ fees and costs of investigation, litigation, settlement and judgment, as well as the Indemnitee’s obligations to indemnify its directors, officers, attorneys, employees, subcontractors, agents and assigns (collectively “Losses”), which any of them may sustain or suffer arising out of, resulting from, relating to or in connection with:
(a)the inaccuracy of any representation or the breach of any warranty made by Seller in this Agreement or Seller’s Closing Certificate;
(b)the nonperformance or breach of any covenant or agreement made or undertaken by Seller in this Agreement; or
(c)the Excluded Assets or the Excluded Liabilities.
Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for any Losses with respect to the matters set forth in Section 11.2(a), excluding Losses arising from or relating to the breach by Seller of any representation or warranty set forth in Sections 3.1, 3.2 or 3.8(b), unless the aggregate of all Losses under Section 11.2(a) exceeds, on a cumulative basis, Two Hundred Fifty Thousand Dollars ($250,000) (and then only to the extent of such excess). Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Seller (i) arising under or relating to Section 11.2(a) (excluding any liability arising from or relating to the breach by Seller of any representation or warranty set forth in Section 3.1, 3.2, or 3.8(b)), whether based in contract, tort, strict liability, other Laws or otherwise, shall not exceed Fifteen Million Dollars ($15,000,000) (the “Indemnity Cap”); and (ii) arising under or relating to Section 11.2(b) or Section 11.2(c) and any liability arising from or relating to the breach by Seller of any representation or warranty set forth in Section 3.1, 3.2, or 3.8(b), whether based in contract, tort, strict liability, other Laws or otherwise, shall not exceed the Purchase Price. Where Seller is liable for a Loss pursuant to this Section 11.2, and Seller fails to pay Buyer amounts owing for such Loss within the earlier to occur of ten (10) Business Days after the date upon which the amount of the Loss is determined hereunder or the Business Day immediately prior to the Seller CS Release Date, Buyer shall thereupon have the right to call or draw on the Seller Credit Support to recover the amount of such Loss; provided, that where the amount of the Loss is greater than the then remaining amount of the Seller Credit Support, Seller shall promptly pay to Buyer the difference between such amounts.

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11.3    Indemnity by Buyers. From and after Closing, and subject to the terms and conditions set forth in Section 11.4 and Section 11.5 and the limitations set forth in Section 11.1, Buyers shall indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, representatives, owners, and advisors (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) for, from and against any and all Losses which any of them may sustain or suffer arising out of, resulting from, relating to or in connection with:
(a)the inaccuracy of any representation or the breach of any warranty made by Buyers in this Agreement or Buyers’ Closing Certificate;
(b)the nonperformance or breach of any covenant or agreement made or undertaken by Buyers in this Agreement;
(c)the Assumed Liabilities, except to the extent any such Loss is subject to a valid indemnification claim pursuant to Section 11.2; or
(d)    any loss or damage resulting from or arising out of Buyers ownership or operation of the Transferred Assets from and after the Closing, except for any loss or damage resulting from or arising out of the Excluded Liabilities.
Notwithstanding anything to the contrary in this Agreement, aggregate liability of Buyers’ collectively for any Losses with respect to the matters set forth in Section 11.3(a), excluding Losses arising from or relating to the breach by Seller of any representation or warranty set forth in Sections 4.1 or 4.2, unless the aggregate of all Losses under Section 11.3(a) exceeds, on a cumulative basis, Two Hundred Fifty Thousand Dollars ($250,000)] (and then only to the extent of such excess). Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Buyers collectively (i) arising under or relating to Section 11.3(a) (excluding any liability arising from or relating to the breach by Seller of any representation or warranty set forth in Section 4.1 or 4.2, whether based in contract, tort, strict liability, other Laws or otherwise, shall not exceed the Indemnity Cap; and (ii) arising under or relating to Section 11.3(b) or Section 11.3(c) and any liability arising from or relating to the breach by Seller of any representation or warranty set forth in Section 4.1 or 4.2, whether based in contract, tort, strict liability, other Laws or otherwise, shall not exceed the Purchase Price.
11.4     Further Qualifications Respecting Indemnification. The right of any Buyers Indemnified Party or Seller Indemnified Party (each, an “Indemnitee”) to be indemnified hereunder shall, except with respect to any claim based upon fraud or criminal conduct, be subject to the following qualifications:
(a)Upon discovery of facts or circumstances giving rise to a claim for indemnification, including receipt of notice of any Proceeding from any third party (such third party actions being collectively referred to herein as “Third Party Claims”), the Indemnitee shall give written notice thereof (each, a “Claim Notice”) to the indemnifying Party (the “Indemnitor”) as promptly as

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practicable but, in any event, within thirty (30) days after the date the Indemnitee obtains actual knowledge of the basis or alleged basis for the right of indemnity. The failure of the Indemnitee to provide a Claim Notice within any time period shall not relieve the Indemnitor of liability hereunder except and only to the extent the defense of such Third Party Claim is materially prejudiced by the failure to give such Claim Notice;
(b)In computing Losses for which an Indemnitee seeks indemnification pursuant to Section 11.2(a) or Section 11.3(a) (but not for purposes of determining inaccuracy or breach), references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded and the representations and warranties that are the subject thereof shall be interpreted as if those disregarded words were not included;
(c)In computing Losses, such amounts shall be computed net of any related recoveries that the Indemnitee actually receives under insurance policies, or other related payments actually received from third parties, and net of any Tax benefits actually received by the Indemnitee;
(d)The Indemnitee shall use Commercially Reasonable Efforts to mitigate all Losses for which indemnification may be available hereunder, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity;
(e)Seller shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above the value it was obligated to have under this Agreement at Closing; and
(f)Seller and Buyers agree that any remedial action, correction of noncompliance or other action required by this Agreement to be undertaken or for which indemnification is provided in this Article 11, (i) shall be the most commercially reasonable method under the circumstances and based upon the understanding that the Transferred Assets are and shall continue to be used for industrial purposes, (ii) shall permit the continued safe operation of Power Block 3 in the manner in which it is currently operated and shall not subject Buyers to increased liability in any material respect, (iii) except as otherwise provided in the immediately preceding clause (ii), shall not exceed the least stringent requirements of Environmental Law or any clean-up standards set forth, established, published, proposed or promulgated under, pursuant to or by an Environmental Law or Governmental Authority having jurisdiction over such remedial action, correction of noncompliance or action, in each case as in effect on the date of such remedial action, correction of noncompliance or other action or any requirement or order of any Governmental Authority having jurisdiction over such remedial action, correction of noncompliance or action and (iv) shall be conducted in compliance with Environmental Law.
11.5    Procedures Respecting Third Party Claims. The Indemnitee shall provide with each Claim Notice a copy of such Third Party Claim or other documents received (if applicable) and shall otherwise make available to the Indemnitor all relevant information material to the defense

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of such claim and within the Indemnitee’s possession. The Indemnitor shall, as promptly as practicable (and, in any event, within fifteen (15) days after its receipt of the Claim Notice), notify the Indemnitee in writing of whether Indemnitor desires to assume and control the defense of the Third Party Claim that is the subject of such Claim Notice. If the Indemnitor timely notifies the Indemnitee of its desire to defend the Third Party Claim pursuant to this Section 11.5 and acknowledges its obligations to indemnify hereunder, the Indemnitor shall have control over the defense of such Third Party Claim and related Proceedings, including any settlement thereof. The Indemnitor shall employ counsel reasonably satisfactory to the Indemnitee (consent to which shall not be unreasonably withheld, conditioned or delayed by Indemnitee), and shall pay all expenses in connection with the conduct of such defense. The Indemnitee shall have the right to employ separate counsel in any such Proceeding and to participate in (but not control) the defense of such Third Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnitee unless the Indemnitor shall agree otherwise. The Indemnitor shall diligently work to defend any Third Party Claim that it has agreed to defend and shall consult and cooperate with the Indemnitee regarding such defense and shall not enter into any settlement without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitor shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnitee shall be entitled to have sole control over, at the Indemnitor’s expense, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) if the Indemnitor shall have failed to timely notify Indemnitee of its desire to defend the Third Party Claim and acknowledged its indemnification obligations hereunder, (ii) if the Indemnitor fails to employ counsel reasonably satisfactory to the Indemnitee, (iii) if the Indemnitee shall have reasonably concluded that there may be defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor, (iv) if the Indemnitee’s counsel shall have advised the Indemnitee that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, (v) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnitee which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnitee or (vi) in the event the Indemnitee is a Buyer Indemnified Party, if the Third Party Claim seeks damages in excess of the Seller Credit Support (so long as the Seller Credit Support has not expired or terminated in accordance with its terms at such time) or the Indemnity Cap; provided, that the Indemnitee shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of the Indemnitor without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.
11.6    Purchase Price Adjustment    . The Parties agree to treat all payments made pursuant to this Article 11 as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or taxing authority interpretations thereof.

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11.7    Exclusive Remedy. The Parties hereto agree that, subject to Section 12.12, and except for Section 2.8(b) with respect to claims for fraud or criminal conduct, no Party shall, from and after Closing, have any liability, and no Party shall, from and after Closing, make any claim, for any loss or other matter under, relating to or arising out of this Agreement whether based on tort, strict liability, or any other legal theory, except as provided in this Article 11.
ARTICLE 12
GENERAL PROVISIONS
12.1    Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt, if delivered in person, (b) one (1) Business Day after having been delivered to an air courier for overnight delivery or (c) three (3) Business Days after having been deposited in the U.S. mail as certified or registered mail, return receipt requested, all fees prepaid, directed to the Parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a Party):
If to Seller, addressed to:

Entegra Power Group
100 S. Ashley Drive, Suite 1400
Tampa, Florida 33602
Attn: General Counsel
with a copy to counsel for Seller:
O’Melveny & Myers LLP
7 Times Square
New York, New York 10036
Attn: Richard Shutran

If to Buyers, addressed to:

Tucson Electric Power Company
UNS Electric, Inc.
88 E. Broadway Boulevard
Tucson, Arizona 85701
Attn: Mark Mansfield,
Vice President, Generation

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with a copy to counsel for Buyers:
Tucson Electric Power Company
UNS Electric, Inc.
88 E. Broadway Boulevard
Tucson, Arizona 85701
Attn: Todd Hixon
General Counsel
12.2    Successors and Assigns. The rights of the Parties under this Agreement shall not be assigned or transferred nor shall the duties of either Party be delegated without the prior written consent of the other Party; provided, that each Buyer may, without any such consent, assign its rights, interests or obligations hereunder, in whole but not in part, to an Affiliate or, from and after Closing, to any Person in connection with a sale of the Transferred Assets, but no assignment by such Buyer shall relieve such Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties hereto and their respective successors and permitted assignees. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto, their permitted successors-in-interest and permitted assignees and any Person benefiting from the indemnities provided herein, any benefits, rights or remedies under or by reason of this Agreement.
12.3    Counterparts    . This Agreement may be executed in two or more original or electronic counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
12.4    Captions and Paragraph Headings    . Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
12.5    Entirety of Agreement; Amendments. This Agreement (including the Schedules, Appendices and Exhibits hereto), the Escrow Agreement and the Closing Agreements contain the entire understanding between the Parties concerning the Transactions and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof, including the Exclusivity Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement, the Escrow Agreement and the Closing Agreements which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the Parties. All Appendices, Exhibits and Schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as if fully set forth herein.

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12.6    Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable either to this Agreement or such other documents and instruments. Any reference to any statute shall be deemed to refer to the statute, as amended, and to all rules and regulations promulgated thereunder, as amended, unless the context requires otherwise. The representations, warranties and covenants in this Agreement shall have independent significance. Accordingly, if a Party has breached any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact the Party is in breach of the first representation, warranty or covenant.
12.7    Waiver. The failure of a Party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the Parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a Party shall be valid unless in writing signed by such Party. A waiver by one Party of the performance of any covenant, condition, representation or warranty of the other Party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any Party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.
12.8    Waiver of Jury Trial. Each Party hereby expressly waives any rights which it may have to a jury trial with respect to any suit, legal action or Proceeding brought by or against it or any of its Affiliates relating to this Agreement or the Transactions.
12.9    Governing Law.
(a)This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.
(b)Each Party hereby unconditionally and irrevocably, to the fullest extent permitted by law, (i) consents to jurisdiction in any Proceeding arising out of or relating to this Agreement, or any of the Closing Agreements or the Transactions contemplated hereby, and agrees that any

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Proceeding arising out of this Agreement or any Closing Agreement or any judgment obtained as a result thereof may be brought and prosecuted in a state court of competent jurisdiction located in New York City, New York or in the United States District Court for the Southern District of New York, (ii) submits to the in personam jurisdiction of such courts and waives and agrees not to assert in any Proceeding before any such courts, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such courts, and (iii) waives any objection that it may now or hereafter have to the laying of venue in any Proceeding arising out of or relating to this Agreement, any Closing Agreement or the Transactions contemplated hereby brought in any such courts and any claim that any such Proceeding brought in any such courts has been brought in an inconvenient forum.
12.10    No Partnership. Nothing in this Agreement is intended or shall be construed to create any partnership, joint venture or similar relationship between Buyers and Seller; and in no event shall either Party take a position in any Tax Return or other writing of any kind that a partnership, joint venture or other similar relationship exists. The Parties do not intend to form or hold themselves out as a de jure or de facto partnership, joint venture or similar relationship, to share profits or losses, or to share any joint control over financial decisions or discretionary actions.
12.11    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be unenforceable under applicable Law, such provision shall be unenforceable only to the extent expressly so held, without affecting the remainder of such provision or the remaining provisions of this Agreement. The Parties shall negotiate in good faith to agree upon legal, valid and enforceable substitute provisions to carry out the purposes and intent of any such unenforceable provision.
12.12    Time of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The Parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each Party’s execution of this Agreement.
12.12    Specific Performance. Seller acknowledges that the remedies at law of Buyers for a breach or threatened breach by Seller of this Agreement would be inadequate and, in recognition of this fact, Buyers, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, upon a breach or threatened breach of this Agreement by Seller.
12.13    No Director or Affiliate Liability. Neither any direct nor indirect holder of equity interests in Buyers or Seller, nor any past, present or future director, officer, employee, agent or Affiliate of Buyers or Seller or of any such holder, shall have any liability or obligation of any

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nature whatsoever in connection with or under this Agreement or in connection with the Transactions, and Buyers and Seller, as applicable, hereby waive and release all claims of any such liability or obligation.
12.14    Limitations on Damages. EXCEPT IN THE CASE OF A PARTY’S FRAUD OR WILLFUL MISCONDUCT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ANY OF ITS CONTRACTORS, SUBCONTRACTORS, AGENTS OR AFFILIATES, FOR ANY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY, ARISING FROM THIS AGREEMENT OR ANY OF THE ACTIONS OR TRANSACTIONS PROVIDED FOR HEREIN, OTHER THAN DAMAGES THAT ARE THE NATURAL AND PROBABLE CONSEQUENCE OF ANY BREACH AND FLOW DIRECTLY FROM SUCH BREACH. PURPORTED DAMAGES NOT FLOWING DIRECTLY FROM THE BREACH, INCLUDING BUT NOT LIMITED TO PUNITIVE DAMAGES, EXEMPLARY DAMAGES AND DAMAGES THAT ARE SPECULATIVE, INDIRECT, UNFORESEEN OR IMPROBABLE, ARE NOT RECOVERABLE (IT BEING UNDERSTOOD THAT LOST PROFITS THAT ARE THE NATURAL AND PROBABLE CONSEQUENCE OF ANY BREACH AND THAT FLOW DIRECTLY FROM SUCH BREACH ARE NOT WAIVED HEREBY). EACH PARTY HEREBY RELEASES THE OTHER PARTIES AND THEIR CONTRACTORS, SUBCONTRACTORS, AGENTS AND AFFILIATES FROM ANY SUCH DAMAGES (EXCEPT TO THE EXTENT PAID TO A THIRD PARTY IN A THIRD PARTY CLAIM).
12.15    Online Data Room. The phrases “provided to Buyers” and “delivered to Buyers” and phrases of similar import mean that Seller has, prior to the Effective Date, made the material or information subject of such phrase available to Buyers in the online Intralinks data room maintained for purposes of the Transactions.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.
BUYERS:
TUCSON ELECTRIC POWER COMPANY,
an Arizona corporation

By:
Name:
Title:

[Signature Page to Asset Purchase and Sale Agreement]

UNS ELECTRIC, INC.,
an Arizona corporation

By:
Name:
Title:

[Signature Page to Asset Purchase and Sale Agreement]

SELLER:
GILA RIVER POWER LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Asset Purchase and Sale Agreement]